   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1999


                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

               OHIO                               6711                            31-0854434
 (State or other jurisdiction of      Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                    No.)

                            ------------------------

                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                                 (513)579-5300
                              (513)744-6757 (FAX)
(Name, address, including Zip Code and telephone number, including area code, of agent for service)

                            ------------------------

                          Copies of Communications to:

             RICHARD G. SCHMALZL, ESQ.                            KEVIN M. HOULIHAN, ESQ.
               GWEN M. MORRIS, ESQ.                               ELIAS, MATZ, TIERNAN &
              GRAYDON, HEAD & RITCHEY                                 HERRICK L.L.P.
              1900 FIFTH THIRD CENTER                              734-15TH STREET, N.W.
                 511 WALNUT STREET                                WASHINGTON, D.C. 20005
              CINCINNATI, OHIO 45202                                  (202) 347-0300
                  (513) 621-6464                                   (202) 347-2172 (FAX)
               (513) 651-3836 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Enterprise Federal Bancorp, Inc. with and into the Registrant pursuant to the affiliation agreement described in the enclosed Proxy Statement/Prospectus included as Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED                 PROPOSED
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE           MAXIMUM OFFERING        MAXIMUM AGGREGATE
        TO BE REGISTERED                REGISTERED(1)          PRICE PER UNIT(2)        OFFERING PRICE(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value..           1,800,000 shares               N/A                  $100,202,679
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

---------------------------------  ------------------------
---------------------------------  ------------------------

TITLE OF EACH CLASS OF SECURITIES         AMOUNT OF
        TO BE REGISTERED               REGISTRATION FEE
---------------------------------  ------------------------
Common Stock, no par value..               $27,857
------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------



(1) Represents the maximum number of shares of Registrant's common stock that the Registrant expects would be issuable to shareholders of Enterprise Federal Bancorp, Inc., a savings and loan holding company owning all of the outstanding common stock of Enterprise Federal Savings Bank, pursuant to the affiliation agreement.



(2) Estimated solely for the purpose of computing the registration fee based upon the market value of the 2,387,761 shares of Enterprise common stock to be exchanged in the merger based upon the per share price of $41.93, the average of the high and low prices of the Enterprise common stock, $.01 par value of Enterprise Federal Bancorp, Inc. as reported on the Nasdaq National Market on February 10, 1999, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1999


             ------------------------------------------------------

              PROXY STATEMENT FOR ENTERPRISE FEDERAL BANCORP, INC.
             ------------------------------------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP

             ------------------------------------------------------

     The boards of directors of Enterprise Federal Bancorp, Inc. and Fifth Third Bancorp have agreed that Fifth Third will acquire Enterprise in a merger. If the merger is approved by the shareholders of Enterprise and all other closing conditions are satisfied, each outstanding share of Enterprise common stock will be exchanged for .68516 of a share of Fifth Third common stock. In connection with the merger, Enterprise's wholly-owned subsidiary, Enterprise Federal Savings Bank, a federally chartered stock savings bank, will be acquired by Fifth Third Bank. The board of directors of Enterprise believes that the merger is in Enterprise's and your best interests.

     The merger cannot be completed unless the shareholders of Enterprise approve the merger. Enterprise has scheduled a special meeting for its shareholders to vote on this matter. The date, time and place of the special meeting are as follows:


                   10:00 a.m., Eastern Daylight Savings Time

                                 April 23, 1999
                                 Radisson Hotel
                               11320 Chester Road
                               Sharonville, Ohio

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

             ------------------------------------------------------


     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 8.


             ------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

     THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

             ------------------------------------------------------

     THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          The date of this Proxy Statement/Prospectus is             , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
RISK FACTORS................................................    8
THE SPECIAL MEETING.........................................   11
  Purpose of the Special Meeting............................   11
  Voting and Revocability of Proxies........................   11
  Voting at the Special Meeting.............................   11
  Solicitation of Proxies...................................   13
PROPOSAL -- MERGER OF ENTERPRISE INTO FIFTH THIRD...........   13
  Structure of the Merger...................................   13
  Corporate Governance......................................   13
  Merger Consideration......................................   13
  No Fractional Shares......................................   13
  Effective Time of the Merger..............................   14
  Exchange of Certificates..................................   14
  Background and Reasons for the Merger.....................   14
  Opinion of Financial Advisor to Enterprise................   16
  Federal Income Tax Consequences...........................   19
  Accounting Treatment......................................   20
  Resale of Fifth Third Common Stock by Affiliates..........   20
  Dissenters' Rights of Appraisal...........................   21
TERMS OF THE AFFILIATION AGREEMENT..........................   22
  Representations and Warranties............................   22
  Conduct Pending Merger....................................   22
  Conditions to Closing.....................................   23
  Termination; Amendment; Waiver............................   24
  Interests of Certain Persons in the Merger................   25
  Effect on Enterprise Employees............................   27
FIFTH THIRD BANCORP.........................................   28
  Description of Business...................................   28
  Recent Developments.......................................   28
  Additional Information....................................   29
ENTERPRISE FEDERAL BANCORP, INC. ...........................   30
  Description of Business...................................   30
  Additional Information....................................   30
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........   31
SELECTED HISTORICAL FINANCIAL DATA OF ENTERPRISE............   33

                                                              PAGE
                                                              ----
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................   35
  Voting Rights.............................................   35
  Dividends.................................................   36
  Preemptive Rights.........................................   37
  Rights Upon Liquidation...................................   37
  Indemnification and Personal Liability of Directors and
     Officers...............................................   37
  Shareholders' Meetings; Quorum............................   37
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................   38
  Change of Control Provisions..............................   38
EFFECT OF GOVERNMENTAL POLICIES.............................   39
REGULATION OF FINANCIAL INSTITUTIONS........................   39
  Holding Company Regulation................................   39
  Capital Requirements......................................   41
  Regulation of Banks.......................................   43
  Regulation of Savings Banks...............................   43
LEGAL MATTERS...............................................   46
EXPERTS.....................................................   46
WHERE YOU CAN FIND MORE INFORMATION.........................   47


ANNEXES:

Annex A:    Affiliation Agreement dated as of September 25, 1998 by and between Fifth Third Bancorp and Enterprise Federal Bancorp,
            Inc. (excluding exhibits)
Annex B:    Fairness Opinion of Charles Webb & Company
Annex C:    Section 1701.85 of the Ohio Revised Code
Annex D:    Acquiring Person Statement

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY DO ENTERPRISE AND FIFTH THIRD WANT TO MERGE?

A: Enterprise believes that shareholder value will be maximized and that its customers will benefit through an affiliation with Fifth Third. Fifth Third wants to better serve its customers in Enterprise's service areas and to expand Fifth Third's presence in those markets.

Q:  HOW WILL I BENEFIT?

A: The Enterprise board of directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record. The Enterprise board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock.

Q:  WHAT WILL I RECEIVE FOR MY ENTERPRISE SHARES?

A: You will receive .68516 of a share of Fifth Third common stock for each share of Enterprise common stock that you currently own. Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share owed to you in an amount based on the last trading price of Fifth Third common stock on the effective date of the merger. As of
                , 1999, the value of .68516 of a share of Fifth Third common
    stock was $          .

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We hope to complete the merger as soon as possible after the special meeting, assuming the required shareholder approval is obtained. The merger is also subject to the approval of state banking regulatory authorities and the satisfaction of other closing conditions.


Q:  WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?


A: The special meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on April 23, 1999 at the Radisson Hotel, 11320 Chester Road, Sharonville, Ohio.


Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:  HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:  WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your proxy card, it will have the same effect as if you voted "no."

Q:  CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:  CAN I REVOKE MY PROXY AND CHANGE MY MIND?

A:  Yes. You may take back your proxy up to and including the day of the special
    meeting by following the directions on page   . Then you can either change
    your vote or attend the special meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?


A: If you have more questions about the merger, please call Thomas J. Noe, Chief Financial Officer at Enterprise, at (513) 755-4600.

                                    SUMMARY


  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents we have referred you to. For more information about Fifth Third and Enterprise, see "Where You Can Find More Information." (page 47)


                                 THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45236
(513) 579-5300


  Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's ten subsidiary banks operate a general banking business from 468 offices located throughout Ohio, Indiana, Kentucky, Florida and Arizona. At December 31, 1998, on a consolidated basis, Fifth Third had assets, deposits and shareholders' equity of approximately $28.9 billion, $18.8 billion and $3.2 billion, respectively. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."


ENTERPRISE FEDERAL BANCORP, INC.
7810 TYLERSVILLE SQUARE DRIVE
WEST CHESTER, OHIO 45069
(513) 755-4600

  Enterprise Federal Bancorp, Inc. is a unitary savings and loan holding company incorporated under Ohio law. Enterprise owns all of the stock of Enterprise Federal Savings Bank which is headquartered in West Chester, Ohio. Enterprise Federal Savings Bank operates its main office and 10 full service branch offices located within Hamilton, Butler, Clermont and Warren counties of Southwestern Ohio which encompass Greater Cincinnati. At December 31, 1998, Enterprise, on a consolidated basis, had total assets, total deposits and shareholders' equity of approximately $544.1 million, $343.2 million and $38.7 million, respectively. Enterprise common stock is traded on the Nasdaq National Market under the symbol "EFBI."

                                   THE MERGER


  Pursuant to the affiliation agreement between Enterprise and Fifth Third dated as of September 25, 1998, at the effective time of the merger, Enterprise will merge with and into Fifth Third. In a simultaneous transaction, Enterprise Federal Savings Bank will merge with and into Fifth Third Bank.


                      ENTERPRISE SHAREHOLDERS WILL RECEIVE
                        FIFTH THIRD STOCK IN THE MERGER


  If the merger is approved, you will have the right to receive .68516 of a share of Fifth Third common stock for each share of Enterprise common stock that you presently own assuming you do not exercise dissenters' rights. Based on the closing price per share of Fifth Third common stock on the Nasdaq National
Market on             , 1999, the value of .68516 of a share of Fifth Third
common stock was $          .


  In the event of any stock dividends, reclassifications, recapitalization, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the merger is completed, the number of shares of Fifth Third common stock which you have the right to receive will be adjusted so as to give you the economic benefit of such event or action.

                      NO FRACTIONAL SHARES WILL BE ISSUED

  Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share of Fifth Third common stock owed to you in an amount based on the last trading price of Fifth Third common stock on the date on which the merger occurs.

                         TAX CONSEQUENCES OF THE MERGER


  If you do not dissent to the merger, the exchange of shares will be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive for fractional shares. If you properly dissent to the merger, you will generally be treated as having received cash in redemption for your shares and will be subject to taxes payable on the cash payment. The material federal income tax consequences are set out in greater detail on page 19.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                             REASONS FOR THE MERGER

  The Enterprise board believes that in the rapidly changing environment of the banking industry, Enterprise's long-term goal of enhancing shareholder value will be reached by merging with Fifth Third. In addition, the Enterprise board believes that the customers and community served by Enterprise will benefit from the merger.


  You can find a more detailed discussion of the background to the affiliation agreement and Enterprise's and Fifth Third's reasons for the merger in this document under "Proposal -- Merger of Enterprise into Fifth Third -- Background and Reasons for the Merger," beginning on page 13.


                          OPINION OF FINANCIAL ADVISOR

  In deciding to approve the merger, the Enterprise board considered an opinion from Charles Webb & Company, the financial advisor to Enterprise, that the merger consideration is fair from a financial viewpoint. This opinion is attached as Annex B to this document. We encourage you to read and consider this opinion.

                   RECOMMENDATION TO ENTERPRISE SHAREHOLDERS

  The Enterprise board believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the affiliation agreement.

                                 VOTE REQUIRED


  The affiliation agreement must be approved by the affirmative vote of (1) at least two-thirds of the shares of Enterprise common stock outstanding at the
close of business on                and (2) pursuant to the Ohio Control Share
Acquisition Act, a majority of the voting power of Enterprise represented in person or by proxy at the special meeting, excluding any shares of Enterprise common stock owned by any officer of Enterprise or any director of Enterprise who is also an employee of Enterprise.


  Approval of the affiliation agreement will also authorize the Enterprise board to exercise its discretion on whether to proceed with the merger in the event Enterprise has the right to terminate the affiliation agreement. Such determination may be without notice to, or the resolicitation of proxies from, the Enterprise shareholders.

                 OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER


  Based on the number of shares of Fifth Third and Enterprise common stock outstanding on the record date, Fifth Third will issue approximately 1,640,000 shares of its common stock to Enterprise shareholders in the merger. This will constitute approximately 0.61% of the outstanding stock of Fifth Third immediately after the merger.


                            CONDITIONS TO THE MERGER

  Fifth Third and Enterprise will complete the merger only if certain conditions are satisfied. Some of the conditions are listed below:

  - the approval of the affiliation agreement by the Enterprise shareholders;

  - the receipt of certain regulatory approvals under federal and state banking laws and expiration of any waiting periods; and

  - the receipt by Fifth Third of non-competition agreements executed by certain directors of Enterprise.

  Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

                               RIGHT TO TERMINATE

  The boards of directors of Fifth Third and Enterprise may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement if:

  - the other party materially breaches any of the representations or warranties it made or fails to comply with any of its obligations under the affiliation agreement;

  - the business, assets or financial condition of the other party materially and adversely changes;

  - the merger is not completed by June 30, 1999; or

  - the Enterprise shareholders do not approve the affiliation agreement.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  When considering the Enterprise board's recommendation that Enterprise shareholders vote in favor of the merger, you should be aware that certain Enterprise directors and officers may have interests in the merger that are different from, or in addition to, yours.

STOCK OPTIONS

  At the effective time of the merger, all outstanding options to purchase Enterprise common stock will be converted into options to purchase Fifth Third common stock based on the exchange ratio and will become immediately exercisable.

STOCK AWARDS


  Also at the effective time of the merger, each participant in the Enterprise Recognition and Retirement Plan will become fully vested in all shares awarded to such participant under that plan.



EMPLOYEE STOCK OWNERSHIP PLAN



  Since Fifth Third does not have an employee stock ownership plan, upon compliance with the applicable requirements of the Internal Revenue Code and ERISA and completion of other conditions set forth in a plan and timetable prepared by Enterprise, the shares held in Enterprise's ESOP will be distributed to participants. Based on the projected ESOP share allocation and loan balance
at      , it was estimated that the increase in value of additional or accelerated ESOP allocations to be made as a result of the merger for
Enterprise's executive officers would be approximately $     in the aggregate.


PARTICIPATION IN FIFTH THIRD BENEFIT PLANS


  Each employee of Enterprise and Enterprise Federal Savings Bank who becomes a Fifth Third employee immediately subsequent to the merger, including executive officers of Enterprise, will be entitled to participate in all employee benefit plans sponsored by Fifth Third. Participation will be on the same terms and to the same extent as similarly-situated employees of Fifth Third.


INDEMNIFICATION AND LIABILITY INSURANCE


  Fifth Third will assume all provisions for indemnification and limitation of liability now existing in favor of the directors and officers of Enterprise and its subsidiaries. Fifth Third also will purchase and keep in effect for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Enterprise's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonable basis.


                         EFFECT ON ENTERPRISE EMPLOYEES

  Fifth Third will consider employing as many of the employees of Enterprise and Enterprise Federal Savings Bank who desire employment within the Fifth Third holding company system to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

  The affiliation agreement also provides for the payment of severance amounts to certain employees of Enterprise and Enterprise Federal Savings Bank.


  Pursuant to their employment agreements with Enterprise, Otto L. Keeton, President and Chief Executive Officer, Michael R. Meister, Vice President and Chief Operating Officer, Thomas J. Noe, Vice President, Chief Financial Officer and Treasurer and Steven M. Pomeroy, Vice President and Loan Officer, will receive $669,414, $492,459, $412,618 and $291,826, respectively.


                        DISSENTERS' RIGHTS OF APPRAISAL


  If you (1) do not vote to approve the affiliation agreement and (2) deliver a written demand for payment of the fair cash value of your shares of Enterprise common stock not later than ten days after the special meeting, you shall be entitled, if and when the merger is consummated, to receive the fair cash value of your shares of Enterprise common stock. Your right to receive the fair cash value of your Enterprise shares, however, is contingent upon your strict compliance with certain procedures set forth in Ohio Revised Code Section 1701.85, a copy of which is attached hereto as Annex C. If you wish to submit a written demand for payment of the fair cash value of your shares of Enterprise
common stock, you should deliver such demand by             , 1999 to Thomas J.
Noe, Chief Financial Officer, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069.

                                   ACCOUNTING


  Fifth Third expects the merger to qualify for pooling-of-interests accounting treatment.


                              RECENT DEVELOPMENTS


  Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently entered into agreements to acquire Ashland Bankshares, Inc., a bank holding company headquartered in Ashland, Kentucky, and South Florida Bank Holding Corporation, a bank holding company headquartered in Ft. Myers, Florida. Based
on the per share market value of Fifth Third common stock on February   , 1999,
Fifth Third expects to issue Fifth Third shares with an aggregate value of
approximately $     and $     to shareholders of Ashland and South Florida,
respectively, representing approximately .62% of Fifth Third's outstanding shares. These acquisitions are expected to be completed during the second quarter of 1999, either shortly before or after the completion of the merger with Enterprise.


COMPARATIVE MARKET PRICES AND DIVIDENDS

     Fifth Third common stock and Enterprise common stock are traded on the Nasdaq National Market under the symbols "FITB" and "EFBI," respectively. On September 24, 1998, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the
terms of the merger, and on             , 1999, the most recent practicable date
prior to the printing of this document, the market prices of Fifth Third common stock and Enterprise common stock and the equivalent price per share of Enterprise common stock giving effect to the merger were as follows:


                                                              SEPTEMBER 24,          ,
                                                                  1998             1999
                                                              -------------    -------------
Fifth Third
  Common Stock..............................................     $63.50          $
  (Closing sales price)
Enterprise
  Common Stock..............................................     $29.00          $
  (Closing sales price)
Equivalent Price Per Share of Enterprise Common Stock.......     $43.50          $

     The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices and the dividends declared during each quarterly period:


                                               FIFTH THIRD COMMON STOCK       ENTERPRISE COMMON STOCK
                                              ---------------------------   ---------------------------
                                                                DIVIDENDS                     DIVIDENDS
                                               HIGH     LOW     DECLARED     HIGH     LOW     DECLARED
                                              ------   ------   ---------   ------   ------   ---------
1996:
First Calendar Quarter......................  $26.44   $19.33    $0.116     $15.75   $14.25     $  --
Second Calendar Quarter.....................   25.78    22.00     0.116      15.00    14.00        --
Third Calendar Quarter......................   25.94    22.11     0.129      14.75    12.75        --
Fourth Calendar Quarter.....................   33.00    25.56     0.129      16.00    13.75      1.00
1997:
First Calendar Quarter......................   39.78    27.00     0.129      17.00    14.00        --
Second Calendar Quarter.....................   38.06    30.94     0.147      19.25    15.25      0.25
Third Calendar Quarter......................   44.33    36.33     0.147      25.13    18.25      0.25
Fourth Calendar Quarter.....................   55.67    41.08     0.147      31.50    23.25      0.25
1998:
First Calendar Quarter......................   58.83    49.50     0.170      35.25    29.50      0.25
Second Calendar Quarter.....................   63.13    47.50     0.170      34.00    27.00      0.25
Third Calendar Quarter......................   67.25    49.25     0.170      43.50    24.88      0.25
Fourth Calendar Quarter.....................   74.13    50.31     0.200      49.00    35.00      0.25
1999:
First Calendar Quarter
  (through             , 1999)..............

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share information for both Fifth Third and Enterprise at the dates indicated and for the periods then ended. The equivalent values of such information are based on the exchange ratio of .68516 of a share of Fifth Third common stock for each share of Enterprise common stock. Neither Enterprise nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.


                                                                                       EQUIVALENT SHARES
                                                                ENTERPRISE FEDERAL       BASIS - .68516
                                    FIFTH THIRD                       BANCORP              SHARES OF
                       --------------------------------------   -------------------       FIFTH THIRD
                          HISTORICAL            PRO FORMA           HISTORICAL            COMMON STOCK
                       -----------------    -----------------   -------------------    ------------------
                       BASIC     DILUTED    BASIC     DILUTED    BASIC     DILUTED     BASIC     DILUTED
                       ------    -------    ------    -------   -------    --------    ------    --------
EARNINGS PER SHARE
Twelve months ended
  December 31:
1998.................  $ 1.80     $1.76     $ 1.80     $1.76        --         --      $1.23      $1.21
1997.................  $ 1.76     $1.73     $ 1.76     $1.73        --         --      $1.21      $1.19
1996.................  $ 1.45     $1.42     $ 1.45     $1.42        --         --      $0.99      $0.97
Twelve months ended
  September 30:
1998.................      --        --         --        --    $ 1.19      $1.10         --         --
1997.................      --        --         --        --    $ 1.23      $1.17         --         --
1996.................      --        --         --        --    $ 0.73      $0.70         --         --

DIVIDENDS DECLARED
  PER SHARE
Twelve months ended
  December 31:
1998.................  $0.710        --     $0.710        --        --         --      $0.49         --
1997.................  $0.569        --     $0.569        --        --         --      $0.39         --
1996.................  $0.489        --     $0.489        --        --         --      $0.33         --
Twelve months ended
  September 30:
1998.................      --        --         --        --    $ 1.00         --         --         --
1997.................      --        --         --        --    $ 1.50         --         --         --
1996.................      --        --         --        --    $ 3.00         --         --         --

BOOK VALUE PER SHARE
At December 31:
1998.................  $11.91        --     $11.98        --    $17.52         --      $8.16         --

                                  RISK FACTORS

     In making your determination as to how to vote on the merger, you should consider the following factors:

RISKS RELATING TO THE MERGER


  THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.


     The precise value of the merger consideration to be paid to Enterprise's shareholders will not be known at the time of the special meeting. The affiliation agreement provides that .68516 of a share of Fifth Third common stock will be issued in the merger in exchange for each share of Enterprise common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Enterprise or Fifth Third common stock between the date of the affiliation agreement and the effective time of the merger. In addition, the value of Fifth Third common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the affiliation agreement or the date of the special meeting.


  ENTERPRISE'S SHAREHOLDERS WILL HAVE NO CONTROL OF FIFTH THIRD'S FUTURE OPERATIONS.



     Enterprise's shareholders own 100% of Enterprise and, in the aggregate, have the power to approve or reject any matters requiring the approval of shareholders under Ohio law and Enterprises' articles of incorporation. After the merger, Enterprise's shareholders in the aggregate will hold approximately 0.61% of the outstanding shares of Fifth Third common stock. Even if all of the former Enterprise shareholders voted in concert on all matters presented to Fifth Third's shareholders from time to time, such number of Fifth Third shares likely will not have a major impact on whether such proposals are approved or rejected.



  CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF ENTERPRISE WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER ENTERPRISE SHAREHOLDERS.



     At the effective time of the merger, each participant in the Enterprise Recognition and Retirement Plan will become fully vested in all shares of Enterprise common stock awarded to him under the plan. Based on the closing price of Enterprise common stock on the business day immediately preceding public announcement of the merger ($29.00 on September 24, 1998) and the recent
closing price of Fifth Third common stock ($          on                , 1999),
the estimated aggregate increase in the value of the shares subject to stock awards held by Enterprise directors and executive officers would be
approximately $               . Such amounts exclude the value of all vested
shares immediately before the execution of the affiliation agreement but include the full value of all unvested shares that will vest upon the consummation of the merger.


     Also, all outstanding options to purchase Enterprise common stock will be converted into options to purchase Fifth Third common stock based on the exchange ratio and will become immediately exercisable.


     In addition, upon completion of the merger, Otto L. Keeton, President and Chief Executive Officer, Michael R. Meister, Vice President and Chief Operations Officer, Thomas J. Noe, Vice President, Chief Financial Officer and Treasurer and Steven M. Pomeroy, Vice President and Loan Officer, will receive $669,414, $492,459, $412,618 and $291,826, respectively, as severance payments pursuant to agreements with Enterprise.



     In connection with the merger, shares held in Enterprise's ESOP will be distributed to participants. Based on the projected ESOP share allocation and
loan balance at      , it was estimated that the increase in value of additional or accelerated ESOP allocations to be made as a result of the merger for
Enterprise's executive officers would be approximately $     in the aggregate.

  ENTERPRISE MAY ENCOUNTER PROBLEMS IN CONTINUING TO OPERATE ENTERPRISE INDEPENDENTLY THAT MAY DIMINISH THE VALUE OF ENTERPRISE'S STOCK IN THE FUTURE.


     If the merger is not consummated, Enterprise's shareholders should be aware that certain factors may reduce Enterprise's value if these potential problems are not adequately resolved by Enterprise. These factors include:

     - Enterprise is approaching maximum leverage that may cause an inability to increase funding or raise deposits at a level necessary to support required lending growth;

     - a reduced growth rate in earnings resulting from lower asset growth combined with a compression of the interest rate spreads;

     - increased competition for deposits; and

     - anticipated expenditures required to implement current technology to remain competitive.

POST MERGER RISKS


  FIFTH THIRD'S ACQUISITION STRATEGY COULD POSE RISKS.


     Fifth Third has grown through acquisitions in recent years and anticipates that it will make additional acquisitions in the future. Fifth Third frequently evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Fifth Third. Fifth Third may need to issue more common stock to pay for those acquisitions, which would further dilute the ownership interest of all Fifth Third shareholders at the time of the acquisition. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.


  FIFTH THIRD FACES INTENSE COMPETITION FOR FINANCIAL SERVICES.


     Fifth Third competes with hundreds of commercial banks, savings and loans and other financial services providers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers.


  FIFTH THIRD MAY ENCOUNTER DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS.


     Because the markets and industries in which Fifth Third operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Fifth Third will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including Enterprise. In addition, Fifth Third may lose key personnel, either from the acquired entity or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames.


  GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE
  GROWTH.


     Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. Such laws may change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds. The impact of any such changes may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. In addition, Fifth Third's earnings are affected by the monetary policies of the Federal Reserve Board. Such policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, but such changes could be materially adverse to Fifth Third's shareholders.


  CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.



     Fifth Third's income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins, i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.



  FIFTH THIRD'S OPERATIONS MUST BE YEAR 2000 COMPLIANT.



     As with other bank holding companies and other businesses generally, Fifth Third is exposed to the risk that the year 2000 could cause system failures which could be disruptive to Fifth Third's operations. Although Fifth Third has undertaken significant projects to minimize the risk that the year 2000 will result in any significant problems for Fifth Third, some factors are not within Fifth Third's direct control and could disrupt Fifth Third's operations.



  FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.



     This document, including information included or incorporated by reference herein contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Fifth Third and Enterprise, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above.

                              THE SPECIAL MEETING

     This document and the accompanying form of proxy are being furnished to you in connection with the solicitation by the board of directors of Enterprise of proxies to be used at the special meeting to be held on April 23, 1999, at 10:00 a.m., Eastern Standard Time, at the Radisson Hotel, located at 11320 Chester Road, Sharonville, Ohio, and at any adjournments thereof. This document, the enclosed Fifth Third 1998 Annual Report to Shareholders, Enterprise Form 10-K for the year ended September 30, 1998, and Enterprise Quarterly Report on Form 10-Q for the three months ended December 31, 1998, and the enclosed form of
proxy are first being sent to you on or about             , 1999.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting of Enterprise shareholders is to approve the affiliation agreement, and the transactions contemplated thereby, including the merger of Enterprise with and into Fifth Third and the control share acquisition by Fifth Third of more than a majority of the voting power of Enterprise. Enterprise shareholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the Enterprise board in the event that there are not sufficient votes to approve the affiliation agreement at the time of the special meeting. However, no proxy which is voted against the affiliation agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Enterprise board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES


     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by written notice to Corporate Secretary, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069, by filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting or by attending the special meeting and voting in person.


     Proxies solicited by the Enterprise board will be voted in accordance with the directions given therein. IF YOU DO NOT INDICATE YOUR VOTE ON THE PROXY, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. YOU ALSO WILL BE DEEMED TO HAVE WAIVED THE APPRAISAL RIGHTS OF A DISSENTING SHAREHOLDER. The proxy confers discretionary authority on the persons named therein to vote Enterprise common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will not be counted as votes cast and, therefore, will have the same effect as a vote against the merger.

VOTING AT THE SPECIAL MEETING

     REQUIRED SHAREHOLDER VOTE.  The affirmative vote of at least two-thirds of
the shares of Enterprise common stock outstanding as of             , 1999 is
required for the approval of the affiliation agreement and the transactions contemplated thereby. In addition, as discussed below under "-- Ohio Control Share Acquisition Act," the affirmative votes of the holders of a majority of the Enterprise common stock represented in person or by proxy at the special meeting (excluding any shares owned by any officer of Enterprise or any director of Enterprise who is also an employee of Enterprise), are required to approve the proposal to approve the affiliation agreement.

     We expect that substantially all of the           shares of Enterprise
common stock beneficially owned by directors and executive officers of
Enterprise at the                , 1999 record date (     % of the
total outstanding shares at that date) will be voted for the approval of the affiliation agreement and the transactions contemplated thereby.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33 1/3%, and a majority. The merger constitutes a "control share acquisition" under the Ohio Control Share Acquisition Act.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date. Enterprise received an acquiring person statement from
Fifth Third on                , a copy of which is attached hereto as Annex D,
and Enterprise's shareholders will have the opportunity to vote upon Fifth Third's proposed acquisition at the special meeting.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. Accordingly, in order to comply with the Ohio Control Share Acquisition Act, Fifth Third may only acquire the shares of Enterprise upon the affirmative vote of (1) a majority of the voting power of the shares of Enterprise common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of Enterprise common stock that is represented in person or by proxy at the special meeting excluding those shares of Enterprise common stock deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person (in this case, Fifth Third); (2) any officer of Enterprise; and (3) any employee who is also a director of Enterprise. "Interested shares" also include shares of Enterprise common stock that are acquired by any person after the date of the first public disclosure of the proposed merger (in this case September 24, 1998) and the date of the special meeting, if either (1) the aggregate consideration paid by such person, and any person acting in concert with him, for such shares of Enterprise common stock exceeds $250,000, or (2) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of Enterprise common stock. In order to determine whether any shares acquired after September 24, 1998 constitute "interested shares" pursuant to the preceding sentence, Enterprise will examine its stock records as of September 24, 1998, as of the record date and as of the last business day preceding the special meeting. If any record holder (other than a broker, bank or other nominee) has increased his ownership interest by more than one-half of one percent of the outstanding share of Enterprise common stock, or by a number of shares in excess of $250,000 divided by the book value of a share of Enterprise common stock during the period from September 24, 1998 through the record date, such additional shares held by such holder will be deemed "interested shares" upon receipt by Enterprise of a validly executed proxy card from such a record holder. A record holder may rebut a presumption that shares are "interested shares" by providing Enterprise with documentation satisfactory to Enterprise's legal counsel establishing that such shares are not "interested shares" within the definition of Section 1701.01(CC)(2) of the Ohio Revised Code.

     As of the record date,           of the shares of Enterprise common stock
held by employee directors and officers of Enterprise would be "interested shares" under the Ohio Control Share Acquisition Act. Except as set forth in the preceding paragraph, all other shares will be presumed to be disinterested shares unless Enterprise acquires actual knowledge of facts that evidence such shares must be deemed "interested shares."

SOLICITATION OF PROXIES

     Enterprise will pay all the costs of soliciting proxies, except that Fifth Third will pay for the expenses of printing and mailing this document. Enterprise will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Enterprise may solicit proxies personally or by telegraph or telephone without additional compensation.

               PROPOSAL -- MERGER OF ENTERPRISE INTO FIFTH THIRD

     The following description summarizes all material terms of the affiliation agreement. We urge you to read the affiliation agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

STRUCTURE OF THE MERGER

     Upon completion of the merger, Enterprise will merge with and into Fifth Third and Enterprise will cease to exist as a separate entity. In a related simultaneous transaction, Enterprise Federal Savings Bank will merge with and into Fifth Third Bank.

CORPORATE GOVERNANCE


     The respective boards of directors of Fifth Third and Fifth Third Bank after the merger is consummated will consist of all of the members of such boards of directors who are in office at the effective time of the merger. Such directors will continue to serve for the term for which they were elected, subject to the applicable code of regulations and in accordance with law. The officers of Fifth Third and Fifth Third Bank after the merger is consummated will be those officers who are in office at the effective time of the merger, subject to the applicable code of regulations and in accordance with law.


MERGER CONSIDERATION


     Each share of Enterprise common stock, excluding treasury shares and shares that properly dissent to the merger that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without further action, into the right to receive
 .68516 of a share of Fifth Third common stock. In the event of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the effective time of the merger, the exchange ratio will be adjusted so as to give shareholders of Enterprise the economic benefit of such event or action.


     THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY YOU WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON SEPTEMBER 24, 1998, THE BUSINESS DAY IMMEDIATELY PRECEDING PUBLIC ANNOUNCEMENT OF THE MERGER, FIFTH THIRD'S COMMON STOCK CLOSED AT $63.50. BETWEEN SEPTEMBER 24, 1998 AND
               , 1999, FIFTH THIRD'S COMMON STOCK TRADED AS HIGH AS $     AND AS
LOW AS $     . ON                , 1999, FIFTH THIRD'S COMMON STOCK CLOSED AT
$     . THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF
THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIFTH THIRD COMMON STOCK.

NO FRACTIONAL SHARES

     Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Enterprise common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount equal to the amount of such fraction multiplied by the closing price of Fifth Third common stock as reported on the Nasdaq National Market on the date the merger is completed. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any such fractional share.

EFFECTIVE TIME OF THE MERGER


     Unless we agree otherwise, the effective time of the merger will occur on a Friday which is as soon as is reasonably possible following the date on which all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the effective time of the merger will occur in May, 1999, although no assurance can be given in this regard. Enterprise and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the effective time of the merger does not occur on or before June 30, 1999, subject to certain conditions.


EXCHANGE OF CERTIFICATES

     After the effective time of the merger, you will cease to have any rights as a shareholder of Enterprise, and your sole rights will pertain to the rights to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of Enterprise common stock will have been converted pursuant to the affiliation agreement or fair value in cash if you perfect your dissenter's rights pursuant to Ohio law.


     As soon as practicable after the effective time of the merger, if you have not dissented to the merger, Fifth Third will send to you a letter of transmittal for use in submitting to Fifth Third, acting as exchange agent, certificates formerly representing shares of Enterprise common stock to be exchanged for certificates representing Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling lost Enterprise share certificates. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates evidencing ownership of Enterprise common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates representing Enterprise common stock, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest and (3) the cash value of any fractional shares, without interest. You should not submit share certificates until you have received written instructions to do so.


     At the effective time of the merger, the stock transfer books of Enterprise will be closed and no transfer of Enterprise common stock will thereafter be made on such books. If a certificate formerly representing Enterprise common stock is presented to Enterprise or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock.

BACKGROUND AND REASONS FOR THE MERGER


     Enterprise was organized in 1994 as the holding company for Enterprise Federal Savings Bank of West Chester, Ohio in connection with Enterprise Federal Savings Bank's conversion from a mutual savings and loan to a stock savings bank in October 1994. Enterprise has faced significant competition in the Cincinnati market area from other savings institutions and large regional commercial banks which have substantial financial and marketing resources available to them. Recently, competition in the banking and financial services industries has increased significantly. This competition and costs associated with new technology has materially impacted all financial institutions and especially smaller institutions such as Enterprise.



     Since becoming a unitary thrift holding company in October 1994, Enterprise has, on an ongoing basis, reviewed its options to enhance shareholder value. Enterprise's primary shareholder enhancement strategy has been to build a strong retail franchise. A significant step towards enhancing shareholder value included internal growth and the three acquisitions described below.

     On July 18, 1997, Enterprise entered into a definitive agreement to acquire North Cincinnati Savings Bank which conducted business through its main office and one branch office, both of which were located in Hamilton County, Ohio. The transaction was completed in February 1998 through cash payments of approximately $2.5 million and the issuance of 225,168 shares of Enterprise common stock.


     On June 16, 1998, Enterprise entered into a definitive agreement to purchase $70 million of deposits from three Cincinnati area branches of Cornerstone Bank, at a premium of $4.2 million. The acquisition was funded with $65.3 million in cash, which Enterprise will ultimately invest into loans and/or mortgage-backed securities upon the closing of the transaction. As a result, Enterprise continued on the path of building shareholder value through the development of a strong retail franchise. This acquisition closed on October 26, 1998.


     On July 6, 1998, Enterprise entered into an agreement to acquire Security Savings Holding Company, Inc. the holding company for Security Savings Association. Security Savings Association operated three offices in the Clermont county communities of Milford, Day Heights and Batavia. The transaction was accounted for using purchasing accounting for the price of $13 million. This acquisition closed on November 20, 1998.



     In June 1998, the board of directors of Enterprise requested that Charles Webb & Company meet with them to review the current operations of Enterprise, with a focus on the strategic opportunities to enhance shareholder value during the next several years, the related risks of these options, and the current merger and acquisition market. After a thorough review, the Enterprise board and management identified certain factors which could limit the ability of Enterprise to continue the historical earnings per share and stock price growth of Enterprise in the future. These factors included, among others, (1) an increasingly leveraged balance sheet combined with the potential inability to increase funding or raise deposits at a level necessary to support required lending growth; (2) a reduced growth rate in earnings resulting from lower asset growth combined with a compression of the interest rate spreads; (3) the increased competition for deposits; and (4) anticipated expenditures required to implement current technology to remain competitive.



     Considering these challenges, combined with the objective to continue increasing shareholder value, the board decided to explore the opportunities for a strategic alliance with a company which would further the board's objective of enhancing shareholder value. Charles Webb was authorized by the board at the July 1998 board meeting to begin the process of identifying potential strategic partners and, if possible and prudent, begin the negotiation of a combination.



     In July 1998, Charles Webb conducted a confidential inquiry regarding the possible interest of six entities in pursuing a merger with, or acquisition of, Enterprise. All six entities expressed an interest and, after signing a confidentiality agreement, were provided with certain information on Enterprise, including financial statements, loan and deposit summaries and other data. In August 1998, two companies submitted preliminary, non-binding indications of interest to acquire Enterprise on a stock for stock basis. Upon receipt of the indications of interest, Charles Webb reviewed with the board the detail of the indications of interest received. Additionally, Charles Webb reviewed with the Enterprise board the relative value of each of the transactions to shareholders of Enterprise.



     It was determined that the Fifth Third proposal was the most attractive of the two proposals considering price and other relevant factors, and the Enterprise board elected to begin discussions with Fifth Third. Off-site due diligence and discussion of the affiliation agreement was begun immediately. Upon completion of the due diligence and negotiation of the affiliation agreement, a fixed exchange ratio of .68516 shares of Fifth Third stock for each share of Enterprise common stock was confirmed.


     On September 25, 1998, the board of directors of Enterprise met with Charles Webb and Enterprise's legal counsel. At this meeting Enterprise's legal counsel reviewed the terms of the affiliation agreement and the contemplated transaction. Charles Webb delivered its opinion that the merger consideration was fair, from a financial point of view, to the shareholders of Enterprise common stock. After a thorough discussion of the transaction, the board of directors of Enterprise voted unanimously to approve the affiliation agreement and authorized execution of the affiliation agreement.

     The terms of the affiliation agreement, including the merger consideration to be paid to Enterprise's shareholders, were the result of arm's length negotiations between the representatives of Fifth Third and Enterprise. Among the factors considered by the board of directors of Enterprise in deciding to approve and recommend the terms of the merger were the following:

     - the merger consideration to be paid to Enterprise's shareholders in relation to the market value, book value, earnings per share and dividend rates of Enterprise common stock;

     - information concerning the financial condition, results of operations, capital levels, asset quality and prospects for Enterprise;

     - industry and economic conditions;


     - the impact of the merger on the depositors, employees, customers and communities served by Enterprise;



     - the opinion of Charles Webb as to the fairness of the merger consideration, from a financial point of view, to the holders of Enterprise common stock;



     - the general structure of the transaction;



     - the likelihood of receiving the required approvals in a timely manner;
       and


     - the ability of the combined entity to compete in relevant banking and non-banking markets. In making its determination, the board of directors of Enterprise did not ascribe relative weights to the factors which it considered.

     THE ENTERPRISE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ENTERPRISE AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT ENTERPRISE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. For information regarding interests of directors and executive officers of Enterprise in the merger, see "Terms of the Affiliation Agreement -- Effect on Enterprise Employees" and
"-- Interests of Certain Persons in the Merger."


     Fifth Third's primary reason for consummating the merger is to further a long-range commitment of realigning and expanding its banking system to better meet and satisfy the needs of its customers, including those in Enterprise's service area. Fifth Third's acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky and Indiana. These acquisitions are designed to strengthen Fifth Third's ability to compete in these markets by increasing its presence, consumer access and sales force.


OPINION OF FINANCIAL ADVISOR TO ENTERPRISE


     In June 1998, Charles Webb was retained by Enterprise to evaluate Enterprise's strategic alternatives as part of a shareholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of Enterprise. Charles Webb, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Charles Webb is familiar with the market for common stocks of publicly-traded banks, thrifts and bank and thrift holding companies. The Enterprise board selected Charles Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Enterprise.


     Pursuant to its engagement, Charles Webb was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Enterprise. Charles Webb delivered its opinion to the Enterprise board that, as of September 25, 1998, the merger consideration is fair, from a financial point of view, to the shareholders of Enterprise. No limitations were imposed by the Enterprise board upon Charles Webb with respect to the investigations made or procedures followed by it in rendering its opinion. Charles Webb has consented to the inclusion herein of the summary of its opinion to the Enterprise board and to the reference to the entire opinion attached hereto as Annex B.

     THE FULL TEXT OF THE OPINION OF CHARLES WEBB SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CHARLES WEBB, AND SHOULD BE READ IN ITS ENTIRETY.



     In rendering its opinion, Charles Webb:



     - reviewed the affiliation agreement;



     - reviewed Enterprise's and Fifth Third's Annual Reports, Proxy Statements and Form 10-K's for the prior three fiscal years of 1997, 1996 and 1995 and certain other internal financial analysis considered relevant;



     - discussed with senior management and the board of directors of Enterprise and its wholly-owned subsidiary, Enterprise Federal Savings Bank, the current position and prospective outlook for Enterprise;



     - discussed with senior management of Fifth Third their operations, financial performance and future plans and prospects;



     - considered historical quotations, levels of activity and prices of recorded transactions in Enterprise's and Fifth Third's common stock;



     - reviewed financial and stock market data of other thrifts in a comparable asset range to Enterprise;



     - reviewed financial and stock market data of other thrifts in a comparable asset range to Fifth Third; and



     - reviewed certain recent business combinations with thrifts as the acquired company, which Charles Webb deemed comparable in whole or in part.



     In rendering its opinion, Charles Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by Enterprise and Fifth Third. In its review, with the consent of the Enterprise board, Charles Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities nor of potential exposure resulting from Year 2000 issues of Enterprise or Fifth Third, and potential or contingent liabilities of Enterprise or Fifth Third.



     ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS. In rendering its opinion, Charles Webb analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to (1) tangible book value, (2) last twelve months' earnings, (3) total deposits and (4) total assets, as well as the core deposit premium, for completed and pending acquisitions, based on the following five comparable groups:



     - all thrift acquisitions since December 31, 1997 ("Recent Transactions");



     - all thrift acquisitions since December 31, 1997 with a total transaction value between $75 million and $150 million ("Comparable Transaction Value");



     - all thrift acquisitions since December 31, 1997 with the selling thrift having equity to total assets of between 6% and 10% ("Comparable Equity Ratio");



     - all thrift acquisitions since December 31, 1997 with the selling thrift having a return on average equity between 8% and 12% ("Comparable Earnings Ratio"); and



     - all thrift acquisitions since December 31, 1997 with the selling thrift located in the Midwest ("Comparable Regional Deals").

     The information in the following table summarizes the material information analyzed by Charles Webb with respect to the merger.


                                                              PRICE TO
                                            --------------------------------------------    COREDEP
                                            TANGBOOK    LTM EPS(B)    DEPOSITS    ASSETS    PREMIUM
                                              (%)          (X)          (%)        (%)        (%)
                                            --------    ----------    --------    ------    -------
CONSIDERATION -- $43.50 PER SHARE(A)
Based on 9/24/98 closing price
  of Fifth Third................             290.00        39.75        51.2       25.5      33.2
Pro Forma with two pending
  acquisitions(c)...............              403.0        22.95        30.8       19.0      20.0
                                  NUMBER         MEDIAN FOR ALL DEALS SINCE DECEMBER 31, 1997
                                  ------    -------------------------------------------------------
RECENT TRANSACTION
  Completed.....................    70        199.2        21.6         24.6       18.6      13.4
  Pending.......................    50        203.4        25.8         31.4       22.5      17.9
COMPARABLE TRANSACTION VALUE
  Completed.....................    11        212.3        17.7         24.1       17.7      15.1
  Pending.......................     8        222.0        22.2         32.2       25.2      20.1
COMPARABLE EQUITY RATIO
  Completed.....................    37        205.2        22.0         20.8       17.2      12.7
  Pending.......................    25        249.9        26.1         28.0       20.7      21.6
COMPARABLE EARNINGS RATIOS
  Completed.....................    28        192.0        21.1         28.4       20.3      15.0
  Pending.......................    16        241.9        25.9         32.0       22.2      22.1
COMPARABLE REGIONAL DEALS
  Completed.....................    26        187.2        22.6         27.1       20.1      13.1
  Pending.......................    14        176.6        27.4         32.5       23.7      15.8


---------------
(a) Based on Fifth Third's closing price of $63.50 on September 24, 1998 and the exchange ratio of .68516.

(b) Last twelve months ending June 30, 1998 earnings per share was $1.32. Annualized proforma earnings per share, assuming the completion of the two pending acquisitions, was $2.05 per share.


(c) Reflects the pro forma effect of the then pending acquisition of certain deposits and other assets from Cornerstone Bank and the pending acquisition of Security Savings Holding Company, Inc.


     Based on the above information, Charles Webb concluded that the multiples implied by the .68516 exchange ratio and the implied per share price of $43.50, exceeded the ranges of each mentioned comparable group, and relative to price to tangible book and price to last twelve months' earnings per share exceeded significantly all of the comparable groups. The summary is a complete description in all material respects of the analysis performed by Charles Webb. Selecting portions of Charles Webb's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

     In preparing its analysis, Charles Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Charles Webb and Enterprise. The analyses performed by Charles Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.


     Charles Webb will receive a fee of approximately $1 million for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the document, Charles Webb has received $100,000 of such fee. The remainder of the fee is due upon approval by shareholders of the merger.

FEDERAL INCOME TAX CONSEQUENCES


     Fifth Third and Enterprise believe that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If so, the federal income tax consequences will be:


     - no gain or loss will be recognized by Enterprise as a result of the merger;

     - no gain or loss will be recognized by Fifth Third as a result of the merger;


     - no gain or loss will be recognized by a shareholder of Enterprise who receives solely Fifth Third common stock in exchange for Enterprise common stock pursuant to the terms of the affiliation agreement, except to the extent of any cash received for any fractional share interest in Fifth Third common stock to which the shareholder may be entitled;



     - the aggregate federal income tax basis of the Fifth Third common stock received by an Enterprise shareholder who receives solely Fifth Third common stock in exchange for Enterprise common stock pursuant to the terms of the affiliation agreement will be, in each instance, the same as the aggregate federal income tax basis of the Enterprise common stock surrendered in exchange therefore reduced by any amount allocated to a fractional share of Fifth Third common stock with respect to which cash is received;



     - the holding period of the Fifth Third common stock received (including any fractional share deemed received and redeemed for cash) by an Enterprise shareholder will include, in each case, the period during which the Enterprise common stock surrendered in exchange therefor was held, provided that the Enterprise common stock was held as a capital asset by such shareholder on the date of the exchange; and


     - a holder of Enterprise common stock who receives cash in lieu of a fractional share of Fifth Third common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for such fractional share over the shareholder's adjusted basis in such fractional share.

     An Enterprise shareholder who perfects dissenters' rights with respect to such person's shares of Enterprise common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess amount received over the shareholder's adjusted basis in their Enterprise shares.


     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger but it is not a complete analysis or description of all potential tax effects of the merger. The foregoing discussion, for example, does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for Enterprise common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States). Neither Fifth Third nor Enterprise has requested or will request a ruling from the Internal Revenue Service or an opinion of counsel with regard to any of the federal income tax consequences of the merger.


     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign, and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date hereof. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

     You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

ACCOUNTING TREATMENT

     The merger is intended to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of Enterprise will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of Enterprise will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES


     The shares of Fifth Third common stock to be issued to shareholders of Enterprise in connection with the merger will be registered under the Securities Act of 1933. The Fifth Third shares will be freely transferable under the Securities Act, except for shares issued to affiliates of Enterprise or Fifth Third at the time of the special meeting. An affiliate is a director, an executive officer or a 10% or more shareholder at the time of the special meeting.



     Rule 145 under the Securities Act restricts the sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Enterprise who do not become affiliates of Fifth Third may resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:



     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;


     - the number of shares sold in any three month period is limited to the greater of (1) one percent of Fifth Third's shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, or (2) any trust or estate in which the affiliate or person listed in (1) collectively owns ten percent or more of the beneficial interest or of which any such person serves as trustee or executor, or (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least ten percent of an equity interest, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the one-year period, affiliates of Enterprise who are not affiliates of Fifth Third may resell their shares without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior twelve-month period.

     If Fifth Third has not satisfied its reporting requirements, affiliates may not resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At such time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of Enterprise who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor have expired.

     The affiliation agreement provides that Enterprise will use its best efforts to cause each director, executive officer and other person who is deemed by Enterprise to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of Enterprise to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act and to ensure that the merger will qualify for pooling-of-interests accounting treatment. Under that agreement, affiliates of Enterprise may not dispose of any shares received in the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published.


DISSENTERS' RIGHTS OF APPRAISAL


     You are entitled to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85 only if you comply strictly with all of the procedural and other requirements of Section 1701.85, a copy of which is attached hereto as Annex C. The following is a description of the material terms of Section 1701.85.


     An Enterprise shareholder who wishes to perfect his rights as a dissenting shareholder in the event the affiliation agreement is approved and adopted:

     - must be a record holder of the shares of Enterprise common stock as to which he seeks relief on the record date;

     - must not vote his shares of Enterprise common stock in favor of approval and adoption of the affiliation agreement; and

     - must deliver to Enterprise, not later than ten days after the special meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. The written demand must state the name of the shareholder, his address, the number of shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

     Voting against the approval and adoption of the affiliation agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Corporate Secretary, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069. As the written demand must be delivered to Enterprise within the ten-day period following the special meeting, we recommend that a dissenting shareholder use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

     If Enterprise sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his shares, such dissenting shareholder must deliver the certificate(s) to Enterprise within 15 days of the date Enterprise sent the request. Enterprise may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). If the shareholder fails to deliver the certificate(s) within 15 days of the request, Enterprise may terminate his right to dissent. Enterprise must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

     If the dissenting shareholder and Enterprise cannot agree on the fair cash value per share of the shares of Enterprise common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     The fair cash value of a share of Enterprise common stock to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. Fair cash value will be computed as the amount a willing seller and willing buyer would accept or pay if neither was compelled to sell or buy, excluding any appreciation or depreciation in market value resulting from the merger. Notwithstanding the foregoing, the fair cash value may not exceed the amount specified in the shareholder's written demand. The court will make a finding as to the fair cash value of a share and render judgment against Enterprise for its payment with interest at such rate and from such date as the court considers equitable. The court will assess or apportion the costs of the proceedings as it considers equitable.

     The rights of any dissenting shareholder will terminate if:

     - the dissenting shareholder has not complied with Section 1701.85, unless Enterprise, by its board of directors, waives such failure,

     - Enterprise abandons or is finally enjoined or prevented from carrying out, or the shareholders of Enterprise rescind their adoption of, the affiliation agreement,

     - the dissenting shareholder withdraws his written demand with the consent of Enterprise, by its board of directors, or

     - Enterprise and the dissenting shareholder have not agreed upon the fair cash value per share of the Enterprise common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

     Because a proxy which does not contain voting instructions will be voted for approval of the affiliation agreement, a shareholder who wishes to exercise dissenters' rights must either (1) not sign and return his proxy or, (2) if he signs and returns his proxy, vote against or abstain from voting on the approval of the affiliation agreement.

     For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Proposal -- Merger of Enterprise into Fifth
Third -- Federal Income Tax Consequences."

                       TERMS OF THE AFFILIATION AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Fifth Third and Enterprise have made numerous representations and warranties to each other relating to, among other things, the following:

     - their incorporation, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the affiliation agreement and the absence of violations;

     - compliance with laws and regulations;

     - the absence of material changes since June 30, 1998; and

     - their financial statements.

     The affiliation agreement also contains representations and warranties of Enterprise relating to employee benefit matters and the absence of undisclosed liabilities and a representation and warranty by Fifth Third that it has enough authorized Fifth Third common stock to accomplish the merger.

     No representations or warranties made by either Enterprise or Fifth Third will survive beyond the effective time of the merger.

CONDUCT PENDING MERGER

     Except with the prior approval of Fifth Third or as necessary to permit the directors of Enterprise to exercise their fiduciary duties, the affiliation agreement provides that Enterprise and its representatives will not directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning:

     - any merger of either Enterprise or Enterprise Federal Savings Bank;

     - any sale of substantial assets, sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock; or

     - any similar transaction involving Enterprise or Enterprise Federal Savings Bank (any such transaction being referred to herein as an "Acquisition Transaction").

     Subject to the exercise by the directors of Enterprise of their fiduciary duties, Enterprise promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     In addition, Enterprise has agreed that prior to the effective time of the merger, Enterprise will carry on its business in the ordinary course and will give Fifth Third and Fifth Third's representatives reasonable access during business hours to its books, records and properties. In addition without Fifth Third's prior written consent, neither Enterprise nor Enterprise Federal Savings Bank will, among other things:

     - make any changes in its capital or corporate structures;

     - issue any additional shares of Enterprise common stock or any other equity securities other than pursuant to the exercise of options granted prior to the date of the affiliation agreement;

     - issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

     - make any material changes in its method of business operations;

     - make or become obligated to make any capital expenditures in excess of $15,000;

     - make or renew any agreement for services to be provided to Enterprise or Enterprise Federal Savings Bank, or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $15,000;

     - with respect to Enterprise only, declare or pay any cash dividends on its stock other than normal and customary dividends paid per quarter consistent with past practices;

     - pay any stock dividends or make any other distributions on its stock;

     - provide any increases in employee salaries or benefits other than in the ordinary course of business;

     - open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office;

     - acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; or

     - sell or otherwise dispose of or encumber any portion of shares of the capital stock of Enterprise Federal Savings Bank which are now owned by it.

CONDITIONS TO CLOSING


     The affiliation agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Enterprise common stock entitled to vote and a majority of the shares of Enterprise common stock represented in person or by proxy at the special meeting (excluding any shares of Enterprise common stock owned by any executive officer of Enterprise or any director of Enterprise who is also an employee of Enterprise). The merger also must be approved in writing by the Ohio Division of Financial

Institutions, an application for which has been filed. No assurance can be given that the required governmental approval will be forthcoming.


     Fifth Third's and Enterprise's obligations to consummate the merger are subject to additional conditions set forth in the affiliation agreement. These include the absence at the effective time of the merger of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the affiliation agreement and both institutions having performed all of the obligations required of them under the affiliation agreement.

     Fifth Third's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of all of the representations and warranties of Enterprise;

     - delivery by Enterprise's counsel of a legal opinion addressed to Fifth Third relating to Enterprise's incorporation, good standing, corporate power and authority to enter into the affiliation agreement;

     - the aggregate amount of consolidated shareholders' equity of Enterprise immediately prior to the effective time of the merger, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $37,000,000; and

     - the total issued and outstanding shares of Enterprise common stock not
       exceeding 2,437,856           shares.

     In addition, Fifth Third's obligation to consummate the merger is subject to the receipt of noncompetition agreements executed by each of the current directors of Enterprise, with the exception of Steven Wilson. Pursuant to such agreements, the Enterprise directors will be prohibited from engaging in any retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates in the states of Ohio, Kentucky, Indiana, Florida or Arizona for a period of two years commencing at the effective time of the merger.

     Enterprise's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties;

     - delivery by counsel employed by Fifth Third of a legal opinion addressed to Enterprise relating to Fifth Third's incorporation, good standing, corporate power and authority to enter into the affiliation agreement and the validity and registration of the shares of Fifth Third common stock to be issued to Enterprise shareholders; and

     - registration by Fifth Third of the shares of Fifth Third common stock to be issued to Enterprise shareholders and listing of those shares on the Nasdaq National Market.

TERMINATION; AMENDMENT; WAIVER

     The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to Enterprise or by Enterprise to Fifth Third in the following instances:

     - if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and such misrepresentation, breach or failure to comply has not been cured within 30 days after notice, provided the party in default has no right to terminate for its own default;

     - if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at June 30, 1998;

     - if the merger has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of such termination;

     - by the mutual written consent of Fifth Third and Enterprise;

     - automatically if Enterprise's shareholders fail to approve and adopt the affiliation agreement; or

     - if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of the other party to effect the merger, and non-compliance is not waived by the unaffected party.

     The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective board of directors at any time before or after approval of the merger by Enterprise's shareholders. Approval of any amendment, modification or supplement by Enterprise's shareholders is not required unless such action would adversely change the consideration to be provided to such shareholders pursuant to the affiliation agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of Enterprise common stock held by or for the benefit of directors and executive officers of Enterprise will be canceled and converted into the right to receive shares of Fifth Third common stock on the same basis as shares held by other shareholders of Enterprise. In addition, directors and executive officers of Enterprise may be deemed to have the following interests in the merger that are different from, or in addition to, those of shareholders of Enterprise.

     STOCK OPTIONS. At the effective time of the merger, all outstanding options to purchase Enterprise common stock under Enterprise's stock option plan will be converted into options to purchase Fifth Third common stock and will become immediately exercisable. The number of shares subject to stock options will be adjusted to allow the holder, upon exercise, to receive shares of Fifth Third common stock calculated by multiplying the exchange ratio by the number of shares of Enterprise common stock subject to the Enterprise stock options, and the exercise price of the Enterprise stock options will be adjusted by dividing the exercise price per share by the exchange ratio.

     ENTERPRISE RECOGNITION AND RETENTION PLAN. At the effective time of the merger, each participant in the Enterprise Recognition and Retention Plan not fully vested will, in accordance with the terms of the plan, become fully vested in shares awarded to such participant under the plan and any dividends previously paid with respect to such shares. Based on the closing price of Enterprise common stock on the business day immediately preceding public announcement of the merger ($29.00 on September 24, 1998) and the recent closing
price of Fifth Third common stock ($     on           , 1999), it was estimated
that the aggregate increase in the value of the shares subject to the plan awards held by Enterprise directors and executive officers, excluding the value of all vested shares immediately before the execution of the affiliation agreement, but including the full value of all unvested shares that will vest upon the consummation of the merger, would be approximately as follows:
               .

     EMPLOYEE BENEFIT PLANS. Each employee of Enterprise and Enterprise Federal Savings Bank who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, including the executive officers of Enterprise, shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third. The former Enterprise employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Enterprise Federal Savings Bank's medical plan immediately prior to the effective time of the merger or any waiting period relating to coverage under Fifth Third's medical plan.

     The affiliation agreement also provides that if requested by Fifth Third, Enterprise will take all actions necessary to discontinue any and all contributions under any employee pension benefit plan (as defined in Section 3(2) of ERISA) as of a date not later than the effective time of the merger.


     EMPLOYEE STOCK OWNERSHIP PLAN. Since Fifth Third does not currently have an employee stock ownership plan for its employees, Enterprise's ESOP may be terminated by Fifth Third, or other action taken, upon the completion of the actions and events described below in this section.


     Enterprise is required by the affiliation agreement to develop a written description and timetable which shall be provided to and approved by Fifth Third and its counsel, setting forth all actions necessary to: (1) make contributions to the Enterprise ESOP and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Internal Revenue Code, including Internal Revenue Code Sections 415 and 404; (2) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocation of gain on the sale of unallocated shares in a manner that complies with the position of the IRS in Private Letter Rulings 9648054 and 9426048 and to make such other changes as may be necessary to implement the termination; (3) terminate the ESOP; and (4) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Internal Revenue Code. Upon development and approval by Fifth Third of the written description and timetable, Enterprise shall take such actions as described therein as are approved by Fifth Third.

     Distribution of the shares and any other assets of the ESOP (1) shall not occur until after the receipt of the foregoing IRS determination letter and (2) shall occur prior to the effective time of the merger only with the express written consent of Fifth Third, which shall not be unreasonably withheld. In connection with the development of the written description and timetables referred to above and resolution of the ESOP, Fifth Third and Enterprise have agreed they intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the effective time of the merger.

     At           , 1999, there were   participants in Enterprise's ESOP. At
that date, based on the projected ESOP share allocation and loan balance at
          , it was estimated that the increase in value of additional or accelerated ESOP allocations to be made as a result of the merger for Enterprise's executive officers would be approximately as
follows:               .


     INDEMNIFICATION AND LIABILITY INSURANCE. The affiliation agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of Enterprise and its subsidiaries, arising under applicable Ohio and federal law and under the Enterprise articles of incorporation and code of regulations, or under the charter or bylaws of Enterprise Federal Savings Bank, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the effective time of the merger for a period of three years after the effective time of the merger or, in the case of claims asserted prior to the third anniversary of the effective time of the merger until such matters are resolved. Fifth Third also shall purchase and keep in force for a three-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Enterprise's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms. Fifth Third and Enterprise have agreed that such costs shall be commercially reasonable so long as they do not exceed 150% of the annual costs currently paid for such coverage by Enterprise. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of Enterprise or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that such indemnification will relate to covered actions or inactions only after the effective time of the merger. See also "Description of Capital Stock and Comparative Rights of Shareholders -- Indemnification and Personal Liability of Directors and Officers."

EFFECT ON ENTERPRISE EMPLOYEES

     Fifth Third shall consider employing as many of the employees of Enterprise and Enterprise Federal Savings Bank who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

     The affiliation agreement provides for the payment of severance amounts to employees of Enterprise under certain conditions upon termination of employment or specific other circumstances. In the case of officers or other exempt employees of Enterprise or Enterprise Federal Savings Bank who do not have an employment or severance agreement, such amounts will be equal to two weeks of pay for each year of service up to a maximum of 16 weeks of pay with a minimum of two weeks of pay. In the case of all other employees, such amounts will be equal to two weeks of pay for each year of service up to a maximum of 12 weeks of pay with a minimum of two weeks of pay.


     Officers of Enterprise who have employment or severance agreements with Enterprise or Enterprise Federal Savings Bank as of September 1, 1998, shall receive the severance or termination payments provided for in their respective agreements in lieu of any other severance payment from Enterprise or Fifth Third in connection with the merger. Pursuant to the agreements, Otto L. Keeton, President and Chief Executive Officer, Michael R. Meister, Vice President and Chief Operating Officer, Thomas J. Noe, Vice President, Chief Financial Officer and Treasurer, and Steven M. Pomeroy, Vice President and Loan Officer, will receive $669,414, $492,459, $412,618 and $291,826, respectively.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS


     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act, and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of nine commercial banks and one savings bank with 468 offices in Ohio, Kentucky, Indiana, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.


     At December 31, 1998, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $28.9 billion, consolidated total deposits of $18.8 billion and consolidated total shareholders' equity of approximately $3.2 billion.


     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc., Fifth Third International Company, Heartland Capital Management, Inc. and Fifth Third/The Ohio Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund.


     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)," "Honor(R)" and "Star." These networks include approximately 5,400, 42,000 and 44,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 625,000 ATMs.


     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."


RECENT DEVELOPMENTS


     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.



     Fifth Third believes it has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 25 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger with Enterprise, Fifth Third recently entered into agreements to acquire Ashland Bankshares, Inc. and South Florida Bank Holding Corporation.



     ASHLAND BANKSHARES, INC. On September 9, 1998, Fifth Third agreed to acquire Ashland Bankshares, Inc., a bank holding company based in Ashland, Kentucky which owns Bank of Ashland, Inc. As of December 31, 1998, Ashland had total assets of $171.1 million and total deposits of $141.4 million.


     In connection with the acquisition of Ashland, shareholders of Ashland will receive 9.754427 shares of Fifth Third common stock for each outstanding share of Ashland capital stock. Fifth Third expects to issue approximately 1,225,000 shares of Fifth Third common stock to shareholders of Ashland. Based on the fair
market value per share of Fifth Third common stock as of           , 1999, such
shares would have an aggregate value of approximately $     million. Fifth Third
expects that its acquisition of Ashland will be accounted for as a pooling-of-interests and will be completed in the second quarter of 1999 near the time of the merger with Enterprise.


     SOUTH FLORIDA BANK HOLDING CORPORATION. On October 22, 1998, Fifth Third agreed to acquire South Florida Bank Holding Corporation, a bank holding company based in Ft. Myers, Florida which owns South Florida Bank. As of December 31, 1998, South Florida had total assets of $90.2 million and total deposits of $77.0 million.


     In connection with the acquisition of South Florida, shareholders of South Florida will receive .34800 shares of Fifth Third common stock for each outstanding share of South Florida capital stock. Fifth Third expects to issue approximately 440,000 shares of Fifth Third common stock to shareholders of South Florida. Based on the fair market value per share of Fifth Third common
stock as of           , 1999, such shares would have an aggregate value of
approximately $     million. Fifth Third expects that its acquisition of South
Florida will be accounted for as a pooling-of-interests and will be completed in the second quarter of 1999 near the time of the merger with Enterprise.

ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and to the Fifth Third 1998 Annual Report to Shareholders which accompanies this document. See "Where You Can Find More Information."

                        ENTERPRISE FEDERAL BANCORP, INC.

DESCRIPTION OF BUSINESS

     Enterprise was incorporated in the State of Ohio in April, 1994 in connection with the conversion of Enterprise Federal Savings and Loan Association from a mutual savings and loan association to a stock savings bank to be known as Enterprise Federal Savings Bank. Enterprise sold 2,268,596 shares of common stock in an offering to certain depositors, borrowers and members of the general public. The offering was consummated on October 14, 1994 and, as a result, Enterprise became a unitary savings and loan holding company.

     Enterprise completed two acquisitions and one multi-branch purchase in 1998. On February 25, 1998, Enterprise completed its acquisition of North Cincinnati Savings Bank, a state-chartered savings bank. On October 26, 1998, Enterprise completed its acquisition of three branch offices of Cornerstone Bank, a subsidiary of Western Ohio Financial Corp. On November 20, 2998, Enterprise completed its acquisition of Security Savings Holding Company, Inc., a unitary thrift holding company.

     Enterprise Federal Savings Bank is a federally-chartered stock savings bank conducting business from its executive offices located in West Chester, Ohio, and six full service offices located in Hamilton, Butler and Warren Counties, Ohio. Enterprise Federal Savings Bank is a community-oriented savings bank which has traditionally offered a wide variety of savings products to its retail customers while concentrating its lending activities on real estate loans secured by one-to-four family residential properties located primarily in Hamilton, Butler and Warren Counties. Such loans amounted to $177.6 million or 64.5% of the total loan portfolio at September 30, 1998. To a significantly lesser extent, Enterprise Federal Savings Bank focuses its lending activities on commercial real estate loans, residential construction loans and multi-family real estate loans. Enterprise Federal Savings Bank also invests in securities issued by the United States government agencies or government-sponsored enterprises.

ADDITIONAL INFORMATION

     For more detailed information about Enterprise, reference is made to the Enterprise Annual Report on Form 10-K for the year ended September 30, 1998, which is incorporated herein by reference and which accompanies this document. See "Where You Can Find More Information."

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1998. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company. Both mergers were accounted for as poolings-of-interest.


                                                                             YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                      1998(2)         1997          1996(1)           1995            1994
                                                     ----------    ----------      ----------      ----------      ----------
                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income....................................  $2,018,677    $1,919,083      $1,772,410      $1,518,713      $1,195,401
Interest expense...................................   1,015,853     1,006,833         931,377         825,497         558,091
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income................................   1,002,824       912,250         841,033         693,216         637,310
Provision for credit losses........................     109,171        90,095          68,382          45,934          41,183
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income after provision for credit
  losses...........................................     893,653       822,155         772,651         647,282         596,127
Other operating income.............................     636,194       501,769         418,907         345,391         284,614
Operating expenses.................................     803,577       630,508         621,654         499,564         465,723
                                                     ----------    ----------      ----------      ----------      ----------
Income before income taxes.........................     726,270       693,416         569,904         493,109         415,018
Applicable income taxes............................     250,142       232,558         187,560         162,662         139,393
                                                     ----------    ----------      ----------      ----------      ----------
Net income.........................................  $  476,128    $  460,858      $  382,344      $  330,447      $  275,625
                                                     ==========    ==========      ==========      ==========      ==========
COMMON SHARE DATA:
Earnings per share.................................  $     1.80    $     1.76      $     1.45      $     1.31      $     1.12
Diluted earnings per share.........................        1.76          1.73            1.42            1.27            1.08
Cash dividends declared per share..................         .71           .56(8/9)        .48(8/9)        .42(2/3)        .35(5/9)
Book value at period end...........................       11.91         10.52            9.56            8.23            6.97
Average shares outstanding (000's).................     265,338       262,338         263,523         251.863         246,722
Average diluted shares outstanding (000's).........     270,674       266,681         269,444         260,867         255,581


---------------


(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $407.0 million, $1.54 and $1.51, respectively.



(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $551.7 million, $2.08 and $2.04, respectively.

                                                                      YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                    1998(2)        1997       1996(1)        1995         1994
                                                   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD END:
Securities......................................   $8,420,638   $8,224,475   $7,826,797   $5,683,298   $4,925,105
Loans and leases................................   17,779,023   17,312,943   16,034,523   14,813,197   12,992,774
Assets..........................................   28,921,782   27,710,673   26,076,597   22,110,700   19,399,912
Deposits........................................   18,780,355   19,019,896   18,161,327   16,090,989   13,931,299
Short-term borrowings...........................    3,693,927    3,650,931    3,581,173    2,064,095    2,703,054
Long-term debt and convertible subordinated
  notes.........................................    2,288,151    1,508,683    1,199,101    1,364,438      665,791
Shareholders' equity............................    3,178,522    2,762,836    2,561,335    2,102,738    1,727,115
RATIOS:
PROFITABILITY RATIOS:
Return on average assets........................         1.93%        1.74%        1.64%        1.58%        1.54%
Return on average shareholders' equity..........         18.7%        18.4%        17.4%        17.0%        16.9%
Net interest margin.............................         3.94%        3.84%        3.78%        3.67%        3.91%
Overhead ratio(3)...............................         42.3%        43.3%        45.0%        46.6%        49.2%
Other operating income to total income(4).......         38.4%        35.2%        32.9%        32.9%        31.3%
Dividend payout.................................         40.3%        33.6%        34.8%        33.8%        32.3%
CAPITAL RATIOS:
Average shareholders' equity to average
  assets........................................        10.33%        9.48%        9.46%        9.31%        9.12%
Tier 1 risk-adjusted capital....................        12.09%       11.19%       11.73%       11.43%       11.58%
Total risk-adjusted capital.....................        14.22%       13.54%       14.46%       14.69%       13.70%
Tier 1 leverage.................................        10.39%        9.50%        9.17%        9.46%        9.51%
RATIO OF EARNINGS TO FIXED CHARGES:(5)
Including deposit interest......................         1.71x        1.68x        1.61x        1.59x        1.74x
Excluding deposit interest......................         3.17x        3.37x        3.39x        3.22x        4.04x
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  assets........................................       517.04%      318.95%      279.94%      248.70%      345.11%
Reserve for credit losses to loans and leases
  outstanding...................................         1.50%        1.45%        1.46%        1.51%        1.55%
Net charge-offs to average loans and leases
  outstanding...................................          .55%         .45%         .41%         .23%         .14%
Nonperforming assets to loans, leases and other
  real estate owned.............................          .29%         .45%         .52%         .61%         .45%


---------------


(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.55%, 16.3% and 47.9%, respectively.



(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). Including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.67%, 16.2% and 47.6%, respectively.


(3) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.

(4) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(5) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                SELECTED HISTORICAL FINANCIAL DATA OF ENTERPRISE

     The following table sets forth certain historical financial data concerning Enterprise. This information is based on information contained in Enterprise Federal Bancorp, Inc.'s 1998 Annual Report on Form 10-K for the fiscal year ended on September 30, 1998, and its Quarterly Report on Form 10-Q for the three-month period ended December 31, 1998, both of which are enclosed with this document and are incorporated by reference in this document and should be read in conjunction therewith.


                                THREE MONTHS ENDED
                                   DECEMBER 31,                         YEARS ENDED SEPTEMBER 30,
                              -----------------------   ----------------------------------------------------------
                                 1998         1997         1998         1997         1996         1995       1994
                              ----------   ----------   ----------   ----------   ----------   ----------   ------
                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Net interest income.........  $    2,378   $    1,973   $    8,463   $    7,130   $    6,268   $    5,719   $4,259
Provision for credit
  losses....................          45           45          180          165           90           --       15
                              ----------   ----------   ----------   ----------   ----------   ----------   ------
Net interest income after
  provision for credit
  losses....................       2,333        1,928        8,283        6,965        6,178        5,719    4,244
Other operating income......          80           68          543          726          994          464       76
Operating expenses(1).......       1,567        1,209        5,082        4,066        4,973        3,410    2,356
                              ----------   ----------   ----------   ----------   ----------   ----------   ------
Income before income
  taxes.....................         846          787        3,744        3,625        2,199        2,773    1,964
Applicable income taxes.....         298          271        1,338        1,256          758          936      682
                              ----------   ----------   ----------   ----------   ----------   ----------   ------
Net income..................  $      548   $      516   $    2,406   $    2,369   $    1,441   $    1,837   $1,282
                              ==========   ==========   ==========   ==========   ==========   ==========   ======
COMMON SHARE DATA:(2)
Basic earnings per share....  $      .25   $      .27   $     1.19   $     1.23   $      .73   $      .90   $  N/A
Diluted earnings per
  share.....................         .23          .25         1.10         1.17          .70          .88      N/A
Cash dividends declared per
  share.....................         .25          .25         1.00         1.75         3.00           --      N/A
Book value at period end....       17.52        16.31        16.94        15.82        15.97        17.66      N/A
Average shares
  outstanding...............   2,181,958    1,904,663    2,024,637    1,920,482    1,984,616    2,046,991      N/A
Average diluted shares
  outstanding...............   2,363,446    2,035,316    2,180,170    2,026,254    2,067,765    2,093,514      N/A


---------------

(1) Operating expenses for the fiscal year ended September 30, 1996 include the impact of the special Savings Association Insurance Fund assessment of $770,000 pretax ($508,000 after tax or $.25 per diluted share).

                                 THREE MONTHS ENDED
                                    DECEMBER 31,                        YEARS ENDED SEPTEMBER 30,
                               -----------------------   --------------------------------------------------------
                                  1998         1997         1998        1997       1996       1995        1994
                               ----------   ----------   ----------   --------   --------   --------   ----------
                                                                 (IN THOUSANDS)
FINANCIAL CONDITION AT PERIOD
  END:
Securities...................  $  197,387   $   81,948   $  130,072   $ 67,655   $ 68,482   $ 73,567   $   27,691
Loans and leases.............     298,556      195,372      250,922    191,096    149,050    110,830      100,288
Assets.......................     544,052      301,261      396,518    274,888    235,191    197,938      167,294
Deposits.....................     343,160      147,026      205,829    146,297    139,447    127,687      153,709
Short-term borrowings........          --       25,000           --     25,000     10,000     10,000           --
Long-term debt and
  convertible subordinated
  notes......................     159,384       95,000      150,000     70,000     50,000     20,000           --
Shareholders' equity.........      38,745       32,387       37,460     31,424     33,056     38,474       12,458
RATIOS:
PROFITABILITY RATIOS:
Return on average
  assets(1)..................         .47%         .72%         .67%       .93%       .91%      1.07%         .93%
Return on average
  shareholders'
  equity(1)(2)...............        5.75%        6.47%        6.79%      7.35%      5.45%      4.82%       10.85%
Net interest margin..........        2.05%        2.32%        2.41%      2.84%      2.98%      3.38%        3.16%
Overhead ratio(1)(2).........       63.75%       59.91%       56.43%     51.76%     57.88%     55.15%       54.54%
Other operating income to
  total income(3)............        3.36%        2.28%        2.39%      1.78%      1.71%      1.62%        1.76%
CAPITAL RATIOS:
Average shareholders' equity
  to average assets..........        8.10%       11.07%        9.92%     12.64%     16.61%     22.27%        8.59%
Tier 1 risk-adjusted
  capital....................       12.73%       17.76%       11.76%     18.67%     21.97%     30.66%       14.90%
Total risk-adjusted
  capital....................       13.24%       18.13%       12.11%     19.04%     22.38%     31.01%       15.42%
Tier 1 leverage..............        5.94%        9.97%        6.78%     10.47%     11.74%     14.31%        7.38%
RATIO OF EARNINGS TO FIXED
  CHARGES:(4)
Including deposit interest...      113.77%      122.67%      121.49%    130.41%    123.41%    142.16%      136.40%
Excluding deposit interest...      137.20%      149.56%      147.22%    178.46%    186.10%    474.22%   12,375.00%
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets.......    1,303.63%    2,000.00%    2,032.69%    297.93%    201.97%    659.18%      304.72%
Reserve for credit losses to
  loans and leases
  outstanding................         .42%         .32%         .32%       .30%       .28%       .29%         .32%
Net charge-offs to average
  loans and leases
  outstanding................         .00%         .00%         .00%       .00%       .00%       .00%         .00%
Nonperforming assets to
  loans, leases and other
  real estate owned..........         .02%         .02%         .02%       .10%       .14%       .03%         .19%


---------------

(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $770,000 pretax ($508,000 after tax or $.25 per diluted share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio was .67%, 4.03% and 68.48%, respectively.


(2) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(3) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(4) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

      DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS

     Fifth Third and Enterprise are each corporations organized under the laws of the State of Ohio.


     Fifth Third is authorized to issue 300,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. Fifth Third has proposed to amend its articles of incorporation to increase the number of authorized shares of common stock to 500,000,000. Such proposal will be voted on by Fifth Third's shareholders at its 1999 annual meeting on March 16, 1999. As of February 1, 1999, Fifth Third had outstanding 267,147,048 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. Pursuant to Article Fourth of Fifth Third's articles of incorporation, as amended, the board of directors of Fifth Third may, without further action of the shareholders, (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any such new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.


     Enterprise is authorized to issue 4,000,000 shares of Enterprise common
stock, $0.01 per value per share. As of             , 1999, Enterprise had
outstanding           shares of Enterprise common stock.


     Set forth below is a description of Fifth Third common stock and Enterprise common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and of the articles of incorporation and code of regulations of Enterprise and are qualified in their entirety by reference to such documents.


VOTING RIGHTS

     Holders of both Fifth Third common stock and Enterprise common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.


     The code of regulations of Fifth Third provides for the division of its board of directors into two classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.


     The Enterprise board is also classified. The Enterprise board is divided into two classes, each containing three directors; and the election of each class of directors constitutes a separate election. Directors serve for terms of two years and until their respective successors are duly elected and qualified, or until their earlier resignation, removal from office or death. As a result of the classification of the Enterprise board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the Enterprise board to stand for election.


     Fifth Third's articles of incorporation contain another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock.


     The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of such corporation if (1) written notice is given by any shareholder of such corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such shareholder desires that voting for the election of directors be cumulative, and
(2) announcement of the giving of such notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     Enterprise shareholders do not have a right to vote cumulatively in the election of directors.

DIVIDENDS

     Holders of Fifth Third common stock and Enterprise common stock are each entitled to dividends as and when declared by the respective boards of directors of each institution out of funds legally available for the payment of dividends. Fifth Third and Enterprise have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective boards of directors shall determine.


     Most of the revenues of Fifth Third and Enterprise available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally chartered savings associations, the amount of dividends which a savings association may make without the approval of the Office of Thrift Supervision depends upon the amount of capital possessed by such savings association. Savings associations which, like Enterprise Federal Savings Bank, have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are generally authorized to pay dividends during a calendar year up to the greater of 100% of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital or 75% of net income during the most recent four quarters (minus dividends previously paid over that period).


     The affiliates of Fifth Third include both state and nationally chartered banks. Under the applicable regulatory limitations, during the year 1998, the affiliates of Fifth Third could declare aggregate dividends limited to their 1998 eligible net profits, as defined, and their retained 1997 and 1996 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana, Kentucky and Arizona, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. Neither Enterprise nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and Enterprise, and their respective affiliates, may pay.

PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of Enterprise have preemptive rights.

RIGHTS UPON LIQUIDATION


     In the event of any liquidation, dissolution or winding up of Enterprise, the holders of Enterprise common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Enterprise (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Enterprise available for distribution. With respect to Fifth Third, Fifth Third's shareholders have identical rights on liquidation, dissolution or winding up, subject to identical considerations in the event of any issuance of Fifth Third preferred stock.


INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS


     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.



     Article XII of the Enterprise articles of incorporation provides that a director shall not be found to have violated his or her duties to Enterprise unless it is shown by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of Enterprise, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against a director. Article XIII further provides that a director, in determining what he or she believes to be in the best interests of Enterprise, shall consider Enterprise's shareholders and in his or her discretion, may consider the following: (a) the interests of Enterprise's employees, suppliers, creditors, and customers; (b) the economy of the state and nation; (c) community and societal considerations; and (d) the long-term as well as the short-term interests of Enterprise and its shareholders, including the possibility that these interests may be best served by the continued independence of Enterprise.



     Article VII of the Enterprise articles of incorporation also provides for the indemnification of each director and officer of Enterprise to the same extent as that provided by Section 1701.13(E) of the Ohio Revised Code.


     Fifth Third and Enterprise do not have any additional indemnification agreements with their directors or executive officers.

     If the merger is consummated, Fifth Third will assume all such obligations of Enterprise for the indemnification of its officers and directors.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose or purposes of the meeting. Special meetings of Enterprise's shareholders may be called at any time by the chairman of the board, the president, the directors by action or in a meeting, a majority of the directors acting without a meeting or upon the written request of the holders of 50% of all shares outstanding and entitled to vote at the meeting.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor Enterprise common stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of Enterprise pursuant to the affiliation agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE OF CONTROL PROVISIONS


     The articles of incorporation and code of regulations of each of Fifth Third and Enterprise contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation.


     The ability of Fifth Third to issue shares of Fifth Third common stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third.


     Articles XIV of the Enterprise articles provides that for a period of five years from the effective date of the completion of the conversion of Enterprise Federal Savings Bank from the mutual to stock form, October 14, 1994, no person may directly or indirectly acquire the beneficial ownership of more than 10% of any class of equity security of Enterprise unless such offer or acquisition is approved by two-thirds of the Continuing Directors, as defined. This provision does not apply to (1) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of Enterprise or a subsidiary of Enterprise, (2) any proxy granted to one or more of Enterprise's "Continuing Directors," as defined, by a shareholder of Enterprise, or (3) any employee benefit plans of Enterprise of a subsidiary thereof. In addition, for a period of five years following October 14, 1994, each share beneficially owned in violation of the foregoing percentage limitation, as determined by Enterprise's board, shall not be entitled to vote in connection with any matter submitted to shareholders for a vote. Additionally, Article XIV provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of Enterprise beyond five years after October 14, 1994, any person acquires the beneficial ownership of more than 10% of any class of equity security of Enterprise without the prior approval by two-thirds of the Continuing Directors, then, with respect to each vote in excess of 10%, the record holders of voting stock of Enterprise beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of Enterprise with such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holder.
Article XIV would not affect the ability of any holder of less than 10% of Enterprise's common stock to merely solicit revocable proxies and to vote the shares represented by such proxies.



     Article XV of Enterprise's articles requires the approval of the holders of at least 80% of Enterprise's outstanding shares of voting stock, and a majority of such shares not including shares deemed beneficially owned by a "Related Person," as defined therein, to approve certain "Business Combinations," as defined therein. Article XV requires approval of the shareholders in accordance with the increased voting requirements in connection with any such transactions except in cases where the proposed transaction has been approved in advance by at least two-thirds of Enterprise's Continuing Directors (generally, those members of Enterprise's Board of Directors who are not affiliated with the Related Person and were directors before the Related Person became a Related Person). The provisions of Article XV apply to any "Business Combination" which is defined to include:


     - any merger or consolidation of Enterprise with or into a Related Person;

     - any sale, lease, exchange, mortgage, transfer or other disposition of all or a substantial part of the assets of Enterprise or of a subsidiary of a Related Person (the term "substantial part" is defined to include more than 25% of Enterprise's total assets);

     - any merger or consolidation of a Related Person with or into Enterprise or a subsidiary;

     - any sale, lease, exchange, mortgage, transfer or other disposition of all or any substantial part of the assets of a Related Person to Enterprise or a subsidiary;

     - the issuance of any securities of Enterprise or a subsidiary to a Related Person;

     - the acquisition by Enterprise or a subsidiary of any securities of a Related Person;

     - any reclassification of Enterprise common shares, or any recapitalization involving the Enterprise common shares; and

     - any agreement, contract or other arrangement providing for any of the foregoing transactions.

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both Enterprise and Fifth Third and their subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Enterprise or Fifth Third and their subsidiaries.

                      REGULATION OF FINANCIAL INSTITUTIONS

     The following is a discussion of some of the regulatory requirements applicable to bank holding companies, banks, savings and loan holding companies and savings banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, banks, savings and loan holding companies and savings banks, Fifth Third, Enterprise and each of their respective subsidiaries are also governed by the corporate law of their state of incorporation to the extent such law does not conflict with the laws specifically governing bank holding companies, banks, savings and loan holding companies and savings banks.

HOLDING COMPANY REGULATION


     BANK HOLDING COMPANIES IN GENERAL. As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.



     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.



     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.


     SAVINGS AND LOAN HOLDING COMPANIES IN GENERAL. Enterprise is a savings and loan holding company subject to the regulatory oversight, examination and enforcement authority of the Office of Thrift Supervision. Enterprise is required to register and file periodic reports with the Office of Thrift Supervision. If the Office of Thrift Supervision determines that the continuation of a particular activity by a savings and loan holding company constitutes a serious threat to the financial condition of its subsidiary institutions, the Office of Thrift Supervision may impose restrictions on the holding company. Such restrictions may include limiting the payment of dividends, transactions with affiliates or any other activities deemed to pose a serious threat to the subsidiary institutions.



     Generally, no savings and loan holding company may (1) acquire or retain control of a savings association or another savings and loan holding company or control the assets thereof or (2) acquire or retain more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary, without the prior written approval of the Director of the Office of Thrift Supervision. Except with the prior approval of the Director of the Office of Thrift Supervision, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.



     The Director of the Office of Thrift Supervision may approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if (1) the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, (2) if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions), or (3) in the case of certain emergency thrift acquisitions.


     Federal law provides that an insured institution shall be liable for any loss incurred by the FDIC in connection with the default or potential default of, or federal assistance provided to, an insured institution which is controlled by the same holding company. Such loss would be apportioned among all of the insured institutions controlled by the holding company.


     Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations. Pursuant to such legislation, Congress may eliminate the Office of Thrift Supervision, as a result of which Enterprise Federal Savings Bank may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which Enterprise may engage and would probably subject Enterprise Federal Savings Bank to more regulation by the FDIC.


     In addition, Enterprise might become subject to different holding company regulations which may limit the activities in which Enterprise may engage and may subject Enterprise to other additional regulatory requirements, including separate capital requirements. Enterprise cannot now predict when or whether Congress may actually pass legislation regarding the regulatory requirements or charter of Enterprise or Enterprise Federal Savings Bank. Although such legislation may change the activities in which Enterprise or Enterprise Federal Savings Bank are authorized to engage, it is not anticipated that the current activities of Enterprise or Enterprise Federal Savings Bank will be materially affected by those activity limits.


     ACQUISITIONS OF SAVINGS ASSOCIATIONS BY HOLDING COMPANIES. Section 4 of the Bank Holding Company Act prohibits bank holding companies from acquiring or retaining shares of any company that is not a bank or is not engaging in any activity other than managing and controlling banks, except under certain circumstances. The primary exception permits bank holding companies to conduct activities and acquire companies solely in activities the Federal Reserve Board has determined in to be closely related to banking and a proper incident thereto. Section 346 of the Reigle Community Development and Regulatory

Improvement Act of 1994 ("Section 346") amends amended Section 4 of the Bank Holding Company Act to establish a new notice procedure for obtaining Federal Reserve Board approval under Section 4(a)(2) and 4(c)(8) of the Bank Holding Company Act. Under Section 346, a proposal requiring Federal Reserve Board approval under Section 4(a)(2) or 4(c)(8) may be consummated 60 days after providing the Federal Reserve Board with complete written notice of the proposal, unless the notice period is extended as provided in the statute.
Section 346 also permits proposals to be consummated at any time during this notice period if approved by the Federal Reserve Board during this period. This interim rule replaced the application procedures of Section 4(c)(8) of the Bank Holding Company Act with a new notice procedure and streamlined the procedures for obtaining Federal Reserve Board approval for nonbanking proposals in several respects. The interim rule contemplates action by the Federal Reserve Board on nonbanking proposals involving listed activities (including the acquisition of a thrift or thrift assets) within 30 days after a notice containing all of the information required by the rule has been received by the Federal Reserve Board. In approving the activities contained in such a notice, the Federal Reserve Board is precluded from opposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by
Section 23A or 23B of the Federal Reserve Act or any other applicable law.



     Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation, acquisition of assets or assumption of deposit liabilities, and, incident thereto, to establish a branch or branches pursuant to Section 9 of the Federal Reserve Act (12 U.S.C. 321) and Section 5(d)(3) of the Federal Deposit Insurance Act (12 U.S.C. 1815(d)(3)) authorizes the Federal Reserve Board to approve the application of a bank to effect a merger, consolidation or acquisition of assets or assumption of deposit liabilities of a savings association by a bank that is insured by the Bank Insurance Fund.


CAPITAL REQUIREMENTS

     CAPITAL REQUIREMENTS FOR FIFTH THIRD. The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC maintain guidelines to implement risk-based capital requirements for state member banks and bank holding companies. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to 8% of assets, weighted by risk. Banking organizations must have at least 4% Tier 1 capital, which consists of core capital elements including common Shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

     Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1998, Fifth Third had a leverage ratio of 10.39%, its Tier 1 risk-based capital ratio was 12.09% and its total risk-based capital ratio was 14.22%.

     CAPITAL REQUIREMENTS FOR ENTERPRISE. Enterprise Federal Savings Bank is required by applicable law and regulations to meet certain minimum capital requirements. The capital standards include a leverage limit, or core capital requirement, a tangible capital requirement, and a risk-based capital requirement.

     For Enterprise Federal Savings Bank, the leverage limit requires "core capital" of at least 3% of total assets. "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations.

     The tangible capital requirement provides that Enterprise Federal Savings Bank must maintain "tangible capital" of not less than 1.5% of its adjusted total assets. "Tangible capital" is defined as core capital minus any "intangible assets."

     Pursuant to the risk-based capital requirement, Enterprise Federal Savings Bank must maintain "risk-based capital" in an amount equal to not less than 8% of risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital.


     The Office of Thrift Supervision has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio, as determined under the methodology established by the Office of Thrift Supervision. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of that excess exposure from its total capital when determining its level of risk-based capital. Pending implementation of the interest rate risk component, the Office of Thrift Supervision has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The Office of Thrift Supervision also may adjust the risk-based capital requirement on an individual basis for any association to take into account risks due to concentrations of credit and non-traditional activities.



     The Office of Thrift Supervision and FDIC have adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations and Non-member Banks. At each successively lower defined capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the applicable agency has less flexibility in determining how to resolve the problems of the institution. The agencies have defined these capital levels as follows: (1) well-capitalized institutions must have total risk-based capital of at least 10%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of at least 6% and core or Tier 1 capital of at least 5%; (2) adequately capitalized institutions are those that meet the regulatory minimum of total risk-based capital of at least 8%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of at least 4% and core or Tier 1 capital of at least 4% (except for institutions receiving the highest examination rating and with an acceptable level of risk, in which case the core or Tier 1 capital level is at least 3%); (3) undercapitalized institutions are those that do not meet regulatory limits, but that are not significantly undercapitalized; (4) significantly undercapitalized institutions have total risk-based capital of less than 6%, core or Tier 1 risk-based capital (consisting only of items that qualify for inclusion in core or Tier 1 capital) of less than 3% and core or Tier 1 capital of less than 3%; and (5) critically undercapitalized institutions are those with core or Tier 1 capital of less than 2% of total assets. In addition, the agency generally can downgrade an institution's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the institution is deemed to be engaging in an unsafe or unsound practice, because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition.


     An undercapitalized institution must submit a capital restoration plan to the applicable agency within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Furthermore, critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The capital levels of Enterprise Federal Savings Bank at December 31, 1998, met the standards for well-capitalized institutions.

     Federal law prohibits a financial institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with its capital restoration plan until the institution has been adequately capitalized on an average during each of the four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time it became undercapitalized or (b) the amount necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

REGULATION OF BANKS

     The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, and in the case of banks chartered in Florida, the Florida Department of Banking and Finance.

REGULATION OF SAVINGS BANKS


     SUPERVISION AND EXAMINATION. The Office of Thrift Supervision is responsible for the regulation and supervision of all savings associations, including Enterprise Federal Savings Bank and Fifth Third's federal savings bank subsidiary, Fifth Third Bank Southwest, F.S.B.



     The Office of Thrift Supervision issues regulations governing the operations of savings associations, regularly examines such institutions and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. It also promulgates regulations that prescribe permissible activities for federally chartered associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and securities they may make. The Office of Thrift Supervision also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the Office of Thrift Supervision may appoint a conservator or receiver for a savings association.


     Savings associations are also subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an institution to open a new branch or engage in a merger transaction.


     LIQUIDITY. The Office of Thrift Supervision's regulations require that a savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon associations failing to meet liquidity requirements. The average eligible liquidity of Enterprise Federal Savings Bank at December 31, 1998, was approximately $54.6 million, or 15.8%, and exceeded the applicable 5% liquidity requirement by approximately $34.3 million.


     QUALIFIED THRIFT LENDER TEST. Savings associations are required to meet the QTL test. Prior to September 30, 1996, the QTL test required savings associations to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTI"), which are generally related to domestic residential real estate and manufactured housing and include credit card, student and small business loans, and stock issued by any Federal Home Loan Bank ("FHLB"), the FHLMC or the FNMA. Under this test 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) must consist of QTI on a monthly average basis in 9 out of every 12 months. Congress created a second QTL test, effective September 30, 1996, pursuant to which a savings association will qualify as a QTL thrift if at least 60% of the institution's assets (on a tax basis) consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations). The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the QTL test will not be eligible for new FHLB advances. At December 31, 1998, Enterprise Federal Savings Bank met the QTL test.



     LIMITATIONS ON CAPITAL DISTRIBUTIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments. The Office of Thrift Supervision's regulations also establish a three-tier system limiting capital distributions according to ratings of associations based on their capital level and supervisory condition.



     Tier 1 consists of associations that, before and after the proposed distribution, meet their fully phased-in capital requirements. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. A Tier 1 association deemed to be in need of more than normal supervision by the Office of Thrift Supervision may be downgraded to a Tier 2 or Tier 3 association. Enterprise Federal Savings Bank meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision.



     Tier 2 consists of associations that before and after the proposed distribution meet their current minimum, but not fully phased-in, capital requirements. Associations in this category may make capital distributions of up to 75% of net income over the most recent four-quarter period. Tier 3 associations do not meet current minimum capital requirements and must obtain Office of Thrift Supervision approval of any capital distribution. Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must also obtain Office of Thrift Supervision approval. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the Office of Thrift Supervision 30 days prior to such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns.



     As a subsidiary of Enterprise, Enterprise Federal Savings Bank is required to give the Office of Thrift Supervision 30-days' notice prior to declaring any dividend on its stock. The Office of Thrift Supervision may object to the distribution during that 30-day period.


     FDIC regulations provide that an insured depository institution shall make no capital distribution if after making the distribution, the institution would be undercapitalized.


     LENDING LIMITS. The Office of Thrift Supervision regulations generally limit the aggregate amount that Enterprise Federal Savings Bank can lend to one borrower to an amount equal to 15% of the association's Lending Limit Capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's unimpaired capital and surplus, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to these limits. Notwithstanding the specified limits, an association may lend to one borrower up to $500,000 for any purpose. In applying these limits, the regulations require that loans to certain related borrowers be aggregated. At December 31, 1998, Enterprise Federal Savings Bank was in compliance with these lending limits.

     DEPOSIT INSURANCE AND ASSESSMENTS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund for commercial banks and state savings banks and the Savings Association Insurance Fund for savings associations. The FDIC has examination authority over all insured depository institutions, including Enterprise Federal Savings Bank, and has authority to initiate enforcement actions against federally insured savings associations, if the FDIC does not believe the Office of Thrift Supervision has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.



     The FDIC is required to maintain designated levels of reserves in each fund. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both Savings Association Insurance Fund and Bank Insurance Fund members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.



     Prior to October 1, 1996, the reserves of the Savings Association Insurance Fund were below the level required by law, because a significant portion of the assessments paid into the fund have been and are being used to pay the cost of prior thrift failures, while the reserves of the Bank Insurance Fund met the level required by law in May 1995. Because of the differing reserve levels of the funds, deposit insurance assessments paid by healthy associations were reduced significantly below the level paid by healthy savings associations effective in mid-1995. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per 100 in deposits in late 1995. Such excess equaled approximately $.23 per $100 in deposits beginning in 1996.



     Federal legislation, which was effective September 30, 1996, provided for the recapitalization of the Savings Association Insurance Fund by means of a special assessment of $.657 per $100 of Savings Association Insurance Fund deposits held at March 31, 1995, in order to increase Savings Association Insurance Fund reserves to the level required by law. Certain banks holding Savings Association Insurance Fund-insured deposits were required to pay the same special assessment on 80% of deposits at March 31, 1995. In addition, part of the cost of prior thrift failures, which had previously been paid only by Savings Association Insurance Fund members, will be paid by Bank Insurance Fund members.


     Enterprise Federal Savings Bank had $115.9 million in deposits at March 31, 1995, and paid a special assessment of $770,000 in September, 1995, which was accounted for and recorded as of September 30, 1995. This assessment was tax-deductible, but reduced earnings for the year ended September 30, 1995.

     TRANSACTIONS WITH AFFILIATES AND INSIDERS. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in deposits). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. Enterprise Federal Savings Bank was in compliance with such restrictions at December 31, 1998.


     All transactions between savings associations and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act. An affiliate is any company or entity which controls, is controlled by or is under common control with the financial institution. In a holding company context, the parent holding company of a savings association and any companies that are controlled by such parent holding company are affiliates of the institution. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a financial institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus for any one affiliate and 20% of such capital stock and surplus for the aggregate of such transactions with all affiliates, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or the subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. In addition to limits in Sections 23A and 23B, Enterprise Federal Savings Bank may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate, except shares of a subsidiary. Exemptions from Sections 23A or 23B of the Federal Reserve Act may be granted only by the Federal Reserve Board. Enterprise Federal Savings Bank was in compliance with these requirements at December 31, 1998.


     FEDERAL RESERVE REQUIREMENTS. Federal Reserve Board regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $47.8 million (subject to an exemption of up to $4.7 million), and of 10% of net transaction accounts in excess of $47.8 million. At December 31, 1998, Enterprise Federal Savings Bank was in compliance with its reserve requirements.

     FEDERAL HOME LOAN BANK SYSTEM. The FHLBs provide credit to their members in the form of advances. As members of the FHLB System, Enterprise Federal Savings Bank is required to hold a minimum stock balance equal to the greater of 1.0% of its mortgage related assets, or 0.3% of its total assets. Enterprise is in compliance with this requirement with an aggregate investment by Enterprise Federal Savings Bank in FHLB stock of $9.7 million at December 31, 1998.

     FHLB advances to member institutions who meet the QTL Test are generally limited to 50% of the member's assets, less other advances. At December 31, 1998, the maximum limit on advances to Enterprise Federal Savings Bank was approximately $271.3 million. The granting of advances is also subject to the FHLB's collateral and credit underwriting guidelines.

     Upon the origination or renewal of a loan or advance, FHLBs required to obtain and to maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

     Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

                                 LEGAL MATTERS


     Certain legal matters will be passed upon for Enterprise by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Counsel employed by Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of Enterprise in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio.


                                    EXPERTS

     The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Enterprise incorporated in this document by reference from Enterprise's Annual Report on Form 10-K for the year ended September 30, 1998, have been audited by Grant Thornton LLP, independent auditors, as stated in their report included therein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     Fifth Third and Enterprise file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, proxy statements and other information filed by Fifth Third and Enterprise at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's and Enterprise's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.



     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to Enterprise shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of Enterprise for the special meeting.


     Fifth Third common stock and Enterprise common stock are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbols "FITB," and "EFBI," respectively. Documents filed by Fifth Third and Enterprise with the Commission also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.


     The SEC allows Fifth Third and Enterprise to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document.

     This document incorporates by reference the documents set forth below:

Fifth Third SEC Filings:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998;

     - Pages 1 and 13 through 39 of Fifth Third's 1998 Annual Report to Shareholders (enclosed with this document); and

     - Fifth Third's Proxy Statement dated February 9, 1999.

Enterprise SEC Filings:

     - Enterprise's Annual Report on Form 10-K for the year ended September 30, 1998 (enclosed with this document); and

     - Enterprise's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 (enclosed with this document).

     Additional documents that Fifth Third and Enterprise may file with the SEC between the date of this Document and the date of the special meeting of Enterprise's shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number:
(513) 579-5300), as relates to Fifth Third, and from Thomas J. Noe, Chief Financial Officer, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069, (telephone number: (513) 755-4600) as relates to Enterprise. In order to ensure timely delivery of the documents, any request
should be made by             , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED             , 1999.
SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                             AFFILIATION AGREEMENT

     This Affiliation Agreement ("Affiliation Agreement") dated as of September 25, 1998 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and ENTERPRISE FEDERAL BANCORP, INC., a corporation organized and existing under the corporation laws of the State of Ohio, with its principal office located in West Chester, Hamilton County, Ohio ("Enterprise").

                                  WITNESSETH:

     WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Enterprise is a unitary savings and loan holding company under Section 10 of the Home Owners Loan Act, as amended ("HOLA"), and Fifth Third and Enterprise desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which at the Effective Time (as herein defined in Section IX) Enterprise will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

     WHEREAS, Enterprise owns all of the outstanding stock of Enterprise Federal Savings Bank ("Thrift Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary The Fifth Third Bank ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger"); and,

     WHEREAS, under the terms of this Agreement each of the issued and outstanding shares of the Common Stock, $.01 par value per share, of Enterprise ("Enterprise Common Stock") which are issued and outstanding (excluding treasury shares and shares as to which dissenters' rights have been asserted and duly perfected in accordance with Section 1701.85 of the Ohio General Corporate Law ("OGCL")("Dissenting Shares")) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and in substitution therefor such Enterprise shares will, at the Effective Time, be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement;

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Enterprise, agree together as follows:

I. MODE OF EFFECTUATING CONVERSION OF SHARES

     A. Upon the terms and conditions set forth in this Agreement, Enterprise shall be merged into Fifth Third.

     B. At the Effective Time all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. 1. At the Effective Time, each of the shares of the Enterprise Common Stock (excluding treasury shares and Dissenting Shares) will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .68516 shares of Fifth Third Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section I.F. below. All issued and outstanding shares of the Preferred Stock of Enterprise, if any, shall be canceled at the Effective Time. At the Effective Time, all shares of Enterprise Common Stock held in treasury will be canceled and terminated and will not be converted into shares of Fifth Third Common Stock.

     2. At the Effective Time, each award, option, or other right to purchase or acquire shares of Enterprise Common Stock pursuant to stock options ("Enterprise Rights") granted by Enterprise under the 1994 Stock Option Plan ("Stock Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each Enterprise Right, in accordance with the terms of the Stock Plan and stock option agreement by which it is evidenced, except from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of Enterprise's Board of Directors (including, if applicable, the entire Board of Directors of Enterprise) administering such Stock Plan, (ii) each Enterprise Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock,
(iii) the number of shares of Fifth Third Common Stock subject to such Enterprise Right shall be equal to the number of shares of Enterprise Common Stock subject to such Enterprise Right immediately prior to the Effective Time multiplied by the Exchange Ratio, however, such number of Enterprise Rights shall not exceed 226,860 shares in the aggregate, which amount equals the number of Enterprise Rights in existence prior to August 1, 1998, and (iv) the per share exercise price under each such Enterprise Right shall be adjusted by dividing the per share exercise price under each such Enterprise Right by the Exchange Ratio and rounding up to the nearest four decimal places. Notwithstanding, the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of Enterprise Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted Enterprise Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Fifth Third Common Stock and the adjusted per share exercise price of such Enterprise Right. The market value of one share of Fifth Third Common Stock shall be the last sale price of Fifth Third Common Stock on the NASD National Market (as reported by The Wall Street Journal, or if not reported thereby, any other authoritative source selected by Fifth Third) on the last trading day preceding the Effective Time. In addition, notwithstanding the foregoing, each Enterprise Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

     3. The grants pursuant to the Stock Plan shall continue in effect on the terms and conditions (subject to the adjustments required by Section I.C.2 after giving effect to the Merger), and Fifth Third shall take all reasonable steps to comply with the terms of the Stock Plan to ensure, the extent reasonably required by, and subject to the provisions of, the Stock Plan, the Enterprise Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of Enterprise Rights assumed by it in accordance with this Section. Within 60 days after the Effective Time, Fifth Third shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), with respect to shares of Fifth Third Common Stock subject to the Enterprise Rights assumed by Fifth Third in accordance with this Section and shall use its reasonable efforts to maintain the effectiveness of such registration statements and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     D. At the Effective Time, all of the shares of Enterprise Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Enterprise, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Enterprise Common Stock shall have been converted by virtue of the Merger.

     E. After the Effective Time, each holder of a certificate or certificates for shares of Enterprise Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Enterprise Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share. Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Enterprise shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Enterprise Common Stock in exchange for new certificates of Fifth Third Common Stock. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Enterprise Common Stock (other than Dissenting Shares) shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Enterprise Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Enterprise Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation s may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     F. The Exchange Ratio referred to in Paragraph C of this Article I shall be adjusted so as to give the Enterprise shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the Effective Time. In the event between the date of this Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Enterprise shareholders, as of the Effective Time.

     G. When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio, and the Merger becomes effective, the separate existence of Enterprise shall cease and Enterprise shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     H. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     I. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     J. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     K. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Enterprise shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Enterprise, and all obligations owing by or due each of Fifth Third and Enterprise shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Sections 1701.84 and 1701.85 of the OGCL; and all rights of creditors of each Fifth Third and Enterprise shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Enterprise shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     L. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Enterprise in office at the Effective Time shall execute and deliver such instruments and shall take or causes to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Enterprise and otherwise to carry out the purposes of this Agreement.

     M. This Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the OGCL. This Agreement shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

     N. The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

     O. 1. Each outstanding share of Enterprise Common Stock the holder of which has perfected his right to dissent under the OGCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive Fifth Third Common Stock, and the holder thereof shall be entitled only to such rights as are granted by the OGCL. Enterprise shall give Fifth Third prompt notice upon receipt by Enterprise of any such written demands for payment of the fair value of such shares of Enterprise Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the OGCL (any shareholder duly making such demands being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation or Fifth Third. If any Dissenting Shareholders shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of Enterprise Common Stock shall be converted into a right to receive Fifth Third Common Stock in accordance with the applicable provisions of this Agreement.

     2. No holder of Fifth Third Common Stock shall be entitled to relief as dissenting shareholder pursuant to Section 1701.85 of the OGCL or otherwise.

II. REPRESENTATIONS AND WARRANTIES OF ENTERPRISE.

     Enterprise represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Enterprise to Fifth Third in connection with the execution of this Agreement by Fifth Third:

     A. Enterprise (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio and is a registered unitary savings and loan holding company under the HOLA; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 4,000,000 shares, $.01 par value per share, of Enterprise Common Stock and 1,000,000 shares, no par value per share, of Preferred Stock ("Enterprise Preferred Stock") authorized pursuant to its Articles of Incorporation, which are the total number of shares Enterprise is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Enterprise of any kind, other than (a) 2,210,996 shares of Enterprise Common Stock, which presently are authorized, duly issued and outstanding and fully paid and non-assessable, and (b) options to purchase a total of 226,860 shares of Enterprise Common Stock which were granted to and are currently held by the employees, officers and Directors of Enterprise and/or Thrift Subsidiary; and
(v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 100 outstanding shares of the capital stock of the Thrift Subsidiary, $.01 par value per share. Enterprise has no direct or indirect active subsidiaries other than Thrift Subsidiary.

     B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as a Federal Savings Bank under the laws of the United States, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Thrift Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Thrift Subsidiary of any kind, other than 100 shares of the capital stock, $.01 par value per share, of the Thrift Subsidiary owned of record and beneficially by Enterprise.

     C. Enterprise has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at September 30, 1997, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Enterprise also has previously furnished to Fifth Third the Thrift Financial Reports as filed with OTS of the Thrift Subsidiary as at September 30, 1995, 1996 and 1997, for the years then ended. Enterprise also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at June 30, 1998, and for the three months and nine months then ended, and (ii) the Thrift Financial Reports as filed with the OTS of the Thrift Subsidiary for the quarter ended June 30, 1998. Such consolidated financial statements of Enterprise fairly present the consolidated financial condition of Enterprise as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles ("GAAP"), consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Enterprise or the Thrift Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Enterprise shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date. In the event that the Closing Date does not occur before June 30, 1999, Enterprise shall furnish Fifth Third with its audited or unaudited, consolidated financial statements as at September 30, 1998, December 31, 1998 and March 31, 1999 and for the period then ended as soon as they are reasonably available.

     D. Enterprise and the Thrift Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at June 30, 1998, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since June 30, 1998, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Enterprise and the Thrift Subsidiary on a consolidated basis; (ii) Enterprise is not aware of any events which have occurred since June 30, 1998 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Enterprise and the Thrift Subsidiary on a consolidated basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in GAAP) of general application to the thrift or banking industry; and (iii) since June 30, 1998, to the date hereof there have been no material changes in the methods of business operations of Enterprise and the Thrift Subsidiary.

     F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Enterprise, threatened against Enterprise or the Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Enterprise and the Thrift Subsidiary on a consolidated basis.

     G. Except as disclosed in Schedule 1, since June 30, 1998, to the date hereof Enterprise and the Thrift Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in Schedule 1, since June 30, 1998, to the date hereof Enterprise has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

     H. Except as disclosed in Schedule 1, Enterprise and the Thrift Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Enterprise or the Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Enterprise and the Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects. Neither Enterprise nor the Thrift Subsidiary is currently under audit nor have either of them been contacted for an audit. Neither Enterprise nor the Thrift Subsidiary is engaged in any appeal proceeding in connection with any return.

     I. Except as disclosed in Schedule 1, neither Enterprise nor the Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or
(ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Thrift Subsidiary) which do not require the annual expenditure of more than $15,000.00 thereunder.

     J. Except as disclosed in Schedule 1, since June 30, 1998, to the date hereof the Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Enterprise and the Thrift Subsidiary on a consolidated basis; to the best knowledge of Enterprise and in light of the Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of June 30, 1998, its reserve for loan losses was, in the opinion of Enterprise, adequate to absorb all known and reasonably anticipated losses as of such date.

     K. Except as disclosed in Schedule 1, neither Enterprise nor the Thrift Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     L. 1. The Directors of Enterprise, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Enterprise's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of Enterprise.

     2. Enterprise has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Enterprise, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Enterprise's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Enterprise's Articles of Incorporation or Code of Regulations or, to the best knowledge of Enterprise, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Enterprise or the Thrift Subsidiary is subject or bound; (ii) to the best knowledge of Enterprise, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Enterprise or the Thrift Subsidiary; (iii) conflicts with, results in a breach of, violates or constitutes a default under, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Enterprise or the Thrift Subsidiary is a party or by which Enterprise's or the Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of Enterprise, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Enterprise or the Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $15,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Thrift subsidiary).

     M. Complete and accurate copies of the (i) Articles of Incorporation and Code of Regulations of Enterprise and (ii) the Charter and Bylaws of the Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. Except as disclosed in Schedule 1, neither Enterprise nor the Thrift Subsidiary has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Enterprise and the Thrift Subsidiary. To the best knowledge of Enterprise and except as disclosed in Schedule 1, the Thrift Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

     O. Neither this Agreement nor the Agreement of Merger nor any report, statement, list, certificate or other information furnished by Enterprise or the Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Enterprise is held to consider the adoption of this Agreement) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or, to the best knowledge of Enterprise, threatened against or affecting Enterprise or the Thrift Subsidiary in respect to any "facility" owned, leased or operated by either of them (but excluding any "facility" as to which sole interest of Enterprise or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Enterprise or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Enterprise or the Thrift Subsidiary and/or require Enterprise or the Thrift Subsidiary to incur expenses of more than $15,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Enterprise or the Thrift Subsidiary, nor are there any such actions or proceedings or investigations in which Enterprise or the Thrift Subsidiary is a plaintiff or complainant. Neither Enterprise nor the Thrift Subsidiary is liable in any material respect under any applicable law for any release by either of them or, to the best knowledge of Enterprise, for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Enterprise or the Thrift Subsidiary liable for any material costs (as a result of the acts or omissions of Enterprise or the Thrift Subsidiary or, to the best knowledge of Enterprise, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Enterprise or the Thrift Subsidiary to prevent or minimize any actual or threatened release by Enterprise or the Thrift Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     Except as disclosed in Schedule 1, to the best knowledge of Enterprise each "facility" owned, leased or operated by Enterprise or the Thrift Subsidiary (but excluding any "facility" as to which the sole interest of Enterprise or the Thrift Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Enterprise or the Thrift Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Enterprise and the Thrift Subsidiary taken as a whole.

     Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Enterprise or the Thrift Subsidiary for the benefit of employees, former employees or Directors of Enterprise or the Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

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

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Enterprise or the Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments except for the First and Second Amendments to the ESOP and any amendments to the defined benefit plan) satisfied the requirements of section 401(a) of the Code, as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) to the best knowledge of Enterprise, such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) to the best knowledge of Enterprise, such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of Enterprise, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of Enterprise, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of
Section 4980B of the Code ("COBRA"), has been, to the best knowledge of Enterprise, operated in substantial compliance with such COBRA requirements.

     5. Prohibited Transactions. To the best knowledge of Enterprise, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     6. Lawsuits or Claims. Except as disclosed in Schedule 1, no material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Enterprise, threatened against any Benefit Plan or against Enterprise or the Thrift Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Enterprise and the Thrift Subsidiary or, if not, in Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the

Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under
Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Enterprise or the Thrift Subsidiary and for which Enterprise or the Thrift Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. Enterprise and the Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in Schedule 1, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Enterprise, the Thrift Subsidiary nor any controlled group member of Enterprise or the Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

     9. Independent Trustee. Enterprise and the Thrift Subsidiaries (a) have not incurred any asserted or, to the best knowledge of Enterprise, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Enterprise or the Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under
Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", Enterprise and Thrift Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, Enterprise or Thrift Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any material penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. SERP Liability. Enterprise represents that its Board of Directors has approved an unfunded Supplemental Employee Retirement Plan (the "SERP"). Enterprise represents that it has or will cancel the SERP prior to the Effective Time and that it will not make any distributions therefrom to any of its employees or the employees of the Thrift Subsidiary.

     13. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $15,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

     R. The investment portfolios of Enterprise and the Thrift Subsidiary consist of securities in marketable form. Except as disclosed in Schedule 1, since June 30, 1998 to the date hereof neither Enterprise nor the Thrift Subsidiary has incurred any unusual or extraordinary losses in the aggregate value of its investment portfolio, and, except for matters of general application to the thrift or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Enterprise is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Enterprise's and the Thrift Subsidiary's investment portfolio on a consolidated basis.

     S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Enterprise, threatened against any of the Directors or officers of Enterprise or the Thrift Subsidiary in their capacities as such, and no Director or officer of Enterprise or the Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Enterprise or the Thrift Subsidiary pursuant to applicable law or Enterprise's Articles of Incorporation or Code of Regulations or the Thrift Subsidiary's Charter or Bylaws.

     T. All representations and warranties contained in this Section II shall expire at the Effective Time, and, thereafter, neither Enterprise nor the Thrift Subsidiary nor any officer or director of either of them shall have any liability or obligations with respect thereto.

     V. There is no "business combination," "moratorium," "control share," or other state anti-takeover statute or regulation or any agreement to which Enterprise is a party which (i) prohibits or restricts Enterprise's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

     W. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Enterprise's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Enterprise. Neither Enterprise nor its subsidiaries, nor to its knowledge any other party thereto is in breach of any of its obligations under any such agreement or arrangement which breach will have material adverse effect on the business, operations or financial condition of Enterprise on a consolidated basis.

III.  REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to Enterprise that as of the date hereof or as of the indicated date, as appropriate:

     A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and The Fifth Third Bank is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged. The outstanding shares of capital stock or other ownership interests of each direct, significant subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are directly owned by Fifth Third free and clear of all liens ad encumbrances. All of such subsidiaries are duly authorized to conduct business in which they are engaged, unless such failure to obtain or maintain such authorization will not have a material adverse effect on Fifth Third, as a whole.

     B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are Fifth Third Common Stock and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on July 31, 1998, 266,516,245 shares of Fifth Third Common Stock were issued and outstanding and 1,379,594 shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At July 31, 1998, 14,147,556 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 11,252,259 shares were reserved for issuance under options to be granted in the future.

     C. All shares of Fifth Third Common Stock to be received by the shareholders of Enterprise as a result of the merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     D. Fifth Third has furnished to Enterprise its audited consolidated financial statements as at December 31, 1997, December 31, 1996 and December 31, 1995 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Fifth Third has also furnished to Enterprise its unaudited, consolidated financial statements as at June 30, 1998 and for the three and six month periods then ended. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with GAAP consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third will furnish to Enterprise its unaudited consolidated financial statements as at September 30, 1998 and for the nine (9) months then ended a soon as such statements are publicly available, and shall continue to furnish information for subsequent calendar quarter periods to Enterprise as soon as such becomes publicly available until the Closing Date.

     E. Except for events relating to the business environment in general: (i) since June 30, 1998, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since June 30, 1998, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since June 30, 1998, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

     F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to Enterprise shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law, the regulations of the NASDAQ NMS or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will the constitute a valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that
(i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Enterprise pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio Revised Code; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Enterprise.

     H. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either or which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     I. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Fifth Third to Enterprise or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Enterprise is held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to Enterprise or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

          a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1997, and reports on Form 10-Q for the quarters ended March 31 and June 30, 1998;

          b. any Current Report on Form 8-K with respect to any event occurring after June 30, 1998 and prior to the date of this Agreement;

          c. any report filed by Fifth Third to amend or modify any of the reports described above; and

          d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to June 30, 1998.

     The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to June 30, 1998 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Enterprise. Fifth Third timely shall furnish Enterprise with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

     J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

     K. Since June 30, 1998 to the date hereof, none of Fifth Third's banking subsidiaries and thrift subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, and in the light of any banking or thrift subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of June 30, 1998, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

     L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

     M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by GAAP in the most recent year-end, audited financial statements of Fifth Third supplied to Enterprise pursuant to Paragraph D of Section III hereof.

     O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since June 30, 1998, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

     Q. All representations and warranties contained in this Section III shall expire at the Effective Time, and thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. OBLIGATIONS OF ENTERPRISE BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME.

     A. Enterprise, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the "SEC") and under all applicable state securities laws for the purpose of approving and adopting this

Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Enterprise intends to inform the shareholders of Enterprise in the proxy materials relating to the annual or special meeting that all Directors of Enterprise presently intend to vote all shares of Enterprise Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of Enterprise, subject only to such Directors' fiduciary obligations.

     B. (i) Consistent with GAAP, Enterprise agrees that on or before the Effective Time based on a review of the Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Enterprise will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Enterprise as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; and (ii) from the date of this Agreement until the Effective Time, Enterprise and the Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $15,000; make, enter into or renew any agreement for services to be provided to Enterprise or the Thrift Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $15,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal), and, except as disclosed in Schedule 1; open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies, other than such Agreements existing on the date hereof and disclosed to Fifth Third; declare or pay any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as Enterprise historically has done on its Common Stock, provided this covenant shall only apply to Enterprise; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business. Enterprise agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Thrift Subsidiary which are now owned by it other than in connection with a loan from Fifth Third to Enterprise.

     C. Except as required by applicable law or regulation, except for actions taken with the consent of Fifth Third, Enterprise and the Thrift Subsidiary shall not (a) implement or adopt any material change in their interest rate risk management policies, procedures, or practices; (b) fail to follow its existing policies or practices with respect to managing their exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

     D. Not later that the 15th day prior to the mailing of Enterprise's proxy statement with respect to the Merger, Enterprise shall deliver to Fifth Third a list of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC

Accounting Series Releases 130 and 135 (the "Enterprise Affiliates"). Enterprise shall use its best efforts to cause each Enterprise Affiliate to execute and deliver to Fifth Third on or before the mailing of such proxy statement an agreement in the form of Appendix D hereto.

V. COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Fifth Third will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the Office of Thrift Supervision, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Enterprise in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Enterprise and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in this Agreement. Fifth Third shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this Agreement and to secure all such approvals. Enterprise agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Enterprise and Thrift Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Fifth Third shall provide copies thereof to Enterprise. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Enterprise with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and the documents which are to be prepared and filed by Enterprise and in connection with approvals required to be obtained by Enterprise hereunder. Prior to filing any such applications, statements or other documents with the applicable governmental agency, Enterprise shall provide, at least five (5) days prior to the filing date, copies thereof to Fifth Third.

     B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     C. Enterprise agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Enterprise, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Thrift Subsidiary and The Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Enterprise and the Thrift Subsidiary or Fifth Third or The Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Enterprise shall not relieve Fifth Third or Enterprise from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

     D. If all options have not been exercised prior to the Effective Time, such options shall be converted to options to purchase Fifth Third Common Stock based on the exchange ratio with the option exercise price adjusted accordingly to take into account the change in the number of options.

     E. (1) Enterprise shall develop a written description and timetable which shall be provided to and approved by Fifth Third and its counsel, setting forth all actions necessary to: (i) make contributions to the Enterprise Federal Employee Stock Ownership Plan ("ESOP") and/or to have the ESOP sell unallocated shares under the ESOP to fully repay the ESOP's existing loan, all in compliance with the applicable requirements of ERISA and the Internal Revenue Code, including Code Sections 415 (as interpreted by the IRS in Private Letter Rulings 9648054 and 9426048) and 404; (ii) amend the ESOP to authorize the sale of unallocated shares to repay the loan, to provide for the allocation of gain on the sale of unallocated shares in a manner that complies with the position of the IRS in Private Letter Rulings 9648054 and 9426048 and to make such other changes as may be necessary to implement the termination; (iii) terminate the ESOP; and (iv) submit the ESOP to the Internal Revenue Service for a determination letter that the ESOP, as so amended and terminated, continues to be a qualified retirement plan and employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code. Upon development and approval by Fifth Third of said written description and timetable, Enterprise shall take such actions as described therein as are approved by Fifth Third. Distribution of the shares and any other assets of the ESOP shall (i) not occur until after the receipt of the foregoing IRS determination letter and (ii) occur prior to the Effective Time only with the express written consent of Fifth Third, which shall not be unreasonably withheld. In connection with the development of the written description and timetables referred to above and resolution of the ESOP, the parties agree they intend that, to the extent not prohibited by applicable law, the ESOP shall be maintained through the date of its final termination for the exclusive benefit of individuals who had become ESOP participants on or before the Effective Time.

     (2) Except as provided in (1) above, if requested by Fifth Third, Enterprise or Thrift Subsidiary shall take all actions necessary to freeze the Qualified Benefit Plans as of a date not later than the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans.

     (3) If Fifth Third so requests, Enterprise or the Thrift Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans other than the ESOP, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable.

     (4) Except as provided in (1) above, Enterprise and Thrift Subsidiary, without the advance written consent of Fifth Third shall not (1) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or
(2) make any distributions from the Qualified Benefit Plans after the date of this Agreement, other than distributions in the normal administration of the Qualified Benefit Plans; or (3) make any contributions to the Qualified Benefit Plans (except 401(k) employee contributions) after the date of this Agreement; or (4) take any action reducing or restricting the availability of FECO or surplus under the defined benefit plan.

     (5) Enterprise or Thrift Subsidiary shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans.

     (6) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Enterprise shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     (7) Each participant in the Enterprise Recognition and Retention Plan ("RRP") not fully vested will, in accordance with the terms of the RRP, become fully vested in plan share awards thereunder and any dividends previously paid with respect to such plan shares as of the Effective Time. As soon as practicable after the execution of this Agreement, Enterprise and Fifth Third will cooperate to cause the RRP to be amended and other action taken, in a manner reasonably acceptable to Enterprise and Fifth Third, to provide that the RRP will terminate upon the Effective Time; provided, however, that (i) any distribution of shares under the RRP will be effected in accordance with the requirements, if any, of federal and state securities laws and regulations, and
(ii) all distributions from the RRP after the Effective Time shall be in shares of Fifth Third Common Stock. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of Enterprise Common Stock, whether before or after the Effective Time. As of August 1, 1998, the total number of shares awarded under the RRP was 90,744. No further grants or awards have been or shall be made under the RRP after August 1, 1998.

VI. CONDITIONS PRECEDENT TO CLOSING.

A. Conditions to the Obligations of Each of the Parties:

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

          1. The shareholders of Enterprise shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with its Articles of Incorporation and Code of Regulations.

          2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Banks, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to the extent required.

          3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Enterprise and other than regularly-scheduled regulatory examinations.

          4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

B. Conditions to the Obligations of Fifth Third:

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Enterprise which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Enterprise set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

          2. Enterprise shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

          3. Elias, Matz, Tiernan & Herrick L.L.P., counsel for Enterprise and the Thrift Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

          4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Enterprise immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, shall not be less than $37,000,000. For purposes of this subparagraph 4 to Section VI.B., (A) any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.B.(i) herein, (ii) termination or funding of any of Enterprise's or the Thrift Subsidiary's Benefit Plans, as contemplated herein, (iii) expenses associated with the Merger or (iv) market value adjustments to the investment portfolio of Enterprise and the Thrift

     Subsidiary shall be excluded for purposes of calculation of Enterprise's shareholders' equity as contemplated herein prior to the Effective Time.

          5. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated financial statements of Enterprise as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of the Thrift Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and reported in good faith that they are not aware of any material modifications which would have a material adverse effect on the financial condition of Enterprise or the Thrift Subsidiary that should be made in order for such financial statements to (i) be in conformity with GAAP, consistently applied, excluding the presentation of footnotes, and
     (ii) accurately state the financial condition and results of operations of Enterprise and the Thrift Subsidiary.

          6. The receipt of a certificate from Enterprise and the Thrift Subsidiary, executed by the chief executive officer and chief financial officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in
     Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date ; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

          7. The total issued and outstanding shares of Enterprise Common Stock shall not exceed 2,437,856 shares including all options to purchase Enterprise Common Stock. Attached hereto on Schedule 1 is a list of all options to acquire Enterprise Common Stock, the holders thereof, the dates of issuance, the vesting schedules and the price per share of such options.

          8. (a) In consideration of the consummation of this transaction, the Directors of Enterprise, with exception of Steven Wilson, shall execute and deliver to Fifth Third an agreement by which the Directors shall agree for a period of two (2) years after the Effective Time to refrain from directly or indirectly, whether for their own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Ohio, Kentucky, Indiana, Florida or Arizona, engage in providing Banking Services (as defined below) on behalf of any other business organization who is a competitor of Fifth Third, (ii) provide Banking Services to any Client (as defined below), (iii) make any statement or take any actions that may interfere with Fifth Third's or any Affiliate's business relationships with any Client, (iv) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship with any person or firm other than Fifth Third or an Affiliate relating to Banking Services of any type, (v) endeavor or entice away from Fifth Third any person who the Director has actual knowledge that such person is, or was at any time during the period the Director was employed by Fifth Third or during the Restricted Period, employed by or associated with Fifth Third as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent, or (vi) take any actions that may interfere with Fifth Third's property rights in lists of Clients or otherwise diminish the value of such lists to Fifth Third. Notwithstanding any provision contained in this Section 8, the restrictions contained herein shall not be applicable to any activity of the Director or any activity of his or her spouse which existed at the time of this Agreement and which was disclosed by the Director to Fifth Third, and may be waived by Fifth Third with respect to one or more Directors in writing at any time and from time to tie in Fifth Third's sole discretion after receipt of a written request from any Director.

          (b) The term "Restricted Period" shall mean the period beginning on the Effective Date and ending two years thereafter.

          (c) The term "Banking Services" shall mean retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by Fifth Third or its affiliates.

          (d) For all purposes of this Agreement, the term "Client" shall mean all persons or entities who are or were clients of Fifth Third at the date of termination of employment or at any time during the two year period prior to the date of termination of the Director's term, any potential clients who to the Director's actual knowledge, have been identified and contacted by a representative of Fifth Third. The term "Client" shall not include any member of the Employee's immediate family, as defined under Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any trust of which the Employee or any member of his immediate family (as defined in Rule 16a-1 of the Exchange Act) is a trustee or beneficiary.

          9. The transaction contemplated by the Purchase and Assumption Agreement, dated June 16, 1998, between Enterprise and Cornerstone Savings Association (the "Cornerstone Agreement"), shall have been satisfactorily consummated in accordance with the terms thereof. Enterprise shall have delivered to Fifth Third copies of the executed versions of the Cornerstone Agreement and all exhibits, schedules and amendments thereto. In addition, Enterprise shall deliver to Fifth Third all regulatory filings and all approvals or denials of such regulatory bodies with authority to approve such transaction. Enterprise shall not amend the terms of the Cornerstone Agreement without the prior written consent of Fifth Third.

          10. The transaction contemplated by the Agreement and Plan of Reorganization, dated as of July 2, 1998, among Enterprise, the Thrift Subsidiary and Security Savings Holding Company, Inc. and Security Savings Association (the "Security Savings Agreement"), shall have been satisfactorily consummated in accordance with the terms thereof. Enterprise shall have delivered to Fifth Third copies of the executed versions of the Security Savings Agreement and all exhibits, schedules and amendments thereto. In addition, Enterprise shall deliver to Fifth Third all regulatory filings and all approvals or denials of such regulatory bodies with authority to approve such transaction. Enterprise shall not amend the terms of the Security Savings Agreement without the prior written consent of Fifth Third.

C. Conditions to the Obligations of Enterprise:

     The obligation of Enterprise to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Enterprise in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

          2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects.

          3. Paul L. Reynolds, counsel for Fifth Third, shall have delivered an opinion addressed to Enterprise in substantially the form appended hereto as Appendix B.

          4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III were true and correct as of the date of this Agreement and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

          5. Fifth Third shall have registered its shares of Common Stock to be issued to the Enterprise shareholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Enterprise shareholders hereunder shall have been authorized for trading on the NASDAQ NMS upon official notice of issuance.

          6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Enterprise that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Enterprise pursuant to this Agreement, and (ii) sufficient cash to be paid to the Enterprise shareholders for fractional shares.

VII. ADDITIONAL COVENANTS

     A. The Thrift Subsidiary shall be merged with and into Fifth Third Bank, to be effective on the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Thrift Subsidiary, the separate corporate existence of the Thrift Subsidiary shall cease by operation of law.

     B. 1. Fifth Third shall consider employing at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the Enterprise and Thrift Subsidiary employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Thrift Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan.

     2. Those employees of Enterprise and the Thrift Subsidiary who do not have an employment or severance agreement and who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased, in any case and in both cases, within thirty (30) days after the Effective Time, and who sign and deliver a termination and release agreement in the form attached as Appendix C hereto, shall be entitled to severance pay equal to, in the case of officers and all other exempt employees of Enterprise or the Thrift Subsidiary, two (2) weeks of pay for each year of service up to a maximum of sixteen (16) weeks pay with a minimum of two (2) weeks of pay; and in the case of all other employees two (2) weeks of pay for each year of service up to a maximum of twelve (12) weeks pay for these purposes and a minimum of two (2) weeks of pay; if there has been a break in an employee's period of employment, the prior period shall be added to the current period of employment. Fifth Third shall provide sufficient notification to Enterprise of those employees it will not be hiring in order that such employees terminated by Enterprise can be given appropriate notice of termination in advance of the effectiveness thereof. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Any officer of Enterprise or the Thrift Subsidiary who has an employment or severance agreement with Enterprise or the Thrift Subsidiary as of September 1, 1998 (each a "Contract Officer") shall receive as of the Effective Time, the severance or termination payments provided for in their respective employment agreements ("Contract Payments") (provided that the Contract Payments owed under employment agreements which are defined as "base salary and bonuses under employee benefit plans" shall be limited to be based upon base salary and cash bonus payments actually paid to the employee and shall not include ESOP distributions, profit sharing distributions, share allocations on account of an RRP (as defined herein), automobile lease payment reimbursements and other distributions of stock or retirement benefits paid to the employee) and shall not receive any severance payments from Enterprise and Fifth Third in connection with the Merger, pursuant to Section VII. B.2. As a condition to receiving their Contract Payments each Contract Officer shall sign and deliver to Fifth Third a termination and release agreement. All such agreements shall be in the form attached hereto as Appendix C. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any Contract Officer receive any payment that would be considered an "Excess Parachute Payment" pursuant to
Section 280(G) of the Code.

     C. (i) From and after the Effective Time, Fifth Third shall assume the obligations of Enterprise and Thrift Subsidiary arising under applicable Ohio and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Enterprise Articles of Incorporation and Code of Regulations or Thrift Subsidiary Charter or Bylaws as in effect on the date hereof to indemnify , defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Enterprise, Thrift Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Enterprise or the Thrift Subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Enterprise Articles of Incorporation or Code of Regulations or Thrift Subsidiary's Charter or Bylaws. Fifth Third's assumption of the indemnification obligations of Enterprise, Thrift Subsidiary or any of their subsidiaries as provided herein shall continue for a period of three years after the Effective Time or, in the case of claims asserted prior to the third anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     (ii) From and after the Effective Time, the directors, officers and employees of Enterprise and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     (iii) The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

     (iv) Fifth Third shall also purchase and keep in force for a three (3) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by Enterprise's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 150% of the annual costs currently paid for such coverage by Enterprise.

D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Enterprise concerning Enterprise or the Thrift Subsidiary. Enterprise will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Enterprise or Fifth Third, as the case may be, and shall not be used by Fifth Third or Enterprise, as the case may be, in any way detrimental to Enterprise or Fifth Third.

E. All notices under this Agreement or under the Agreement of Merger shall be in wiring and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Enterprise to Mr. Otto L. Keeton, Enterprise Federal Bancorp, Inc., 7810 Tylersville Square Drive, West Chester, Ohio 45069 with a copy to Kevin Houlihan, Esq., Elias, Matz, Tiernan & Herrick L.L.P.,12th Floor,734 15th Street, N.W., Washington, D.C. 20005; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Enterprise to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Enterprise shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Enterprise of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Enterprise or the Thrift Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Enterprise or the Thrift Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of Enterprise of their fiduciary duties, Enterprise promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

H. Fifth Third and Enterprise shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

I. Enterprise and the Thrift Subsidiary shall to continue operate under their existing agreement with Midwest Payment Systems, Inc. ("MPS") by which MPS performs all electronic funds transfer ("EFT") and related services and by which Enterprise and the Thrift Subsidiary participate in the Jeanie(R) system. Such Agreement provides that MPS will be the exclusive provider of such services to Enterprise and the Thrift Subsidiary.

J. Fifth Third and Enterprise shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law, and provided, further, however, that Fifth Third shall not be required to incorporate any comments from Enterprise into such releases or public filings unless determined to be appropriate by Fifth Third in good faith.

K. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

     L. 1. Between the date hereof and the Closing Date, Enterprise shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Enterprise and its subsidiaries, taken as a whole, provided, however, that no such information so disclosed to Fifth Third shall be deemed an exception to any representation, warranty or covenant made by Enterprise unless Fifth Third, in its sole discretion, agrees in writing to accept such exception.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Enterprise in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Enterprise and its subsidiaries, taken as a whole, provided, however, that no such information so disclosed to Enterprise shall be deemed an exception to any representation, warranty or covenant made by Fifth Third unless Enterprise, in its sole discretion, agrees in writing to accept such exception.

VIII. TERMINATION

     A. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Enterprise or by Enterprise to Fifth Third in the following instances:

     1. By Fifth Third or Enterprise, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

     2. By Fifth Third or Enterprise, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at June 30, 1998, other than any such change attributable to or resulting from any change in law, regulation or GAAP, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

     3. By Fifth Third or Enterprise, if the merger transaction contemplated herein has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

     4. By the mutual written consent of Fifth Third and Enterprise.

     5. By Fifth Third if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and
B. herein and non-compliance is not waived by Fifth Third.

     6. By Enterprise if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Enterprise to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Enterprise.

     B. If Enterprise shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this

Agreement and the Agreement of Merger shall be deemed to be automatically terminated, provided that Enterprise must be in compliance with Article IV Section A hereof.

     C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, H, J and K of
Section VII hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX. CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Enterprise and Fifth Third) with the Secretary of the State of Ohio in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X. AMENDMENT

     This Agreement may be amended, modified or supplemented by the written agreement of Enterprise and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Enterprise, but after any such approval by the shareholders of Enterprise no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement and the Agreement of Merger.

XI. GENERAL

     This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and Fifth Third Common Stock shall thereafter continue to be publicly traded and issuable to Enterprise shareholders pursuant to the terms of this Agreement.

XII. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                          FIFTH THIRD BANCORP

                                          By: /s/ ROBERT P. NIEHAUS
                                            ------------------------------------
                                              Robert P. Niehaus
                                              Executive Vice President

                                          Attest: /s/ PAUL L. REYNOLDS
                                              ----------------------------------
                                                  Paul L. Reynolds
                                                  Assistant Secretary
(SEAL)

                                          ENTERPRISE FEDERAL BANCORP, INC.

                                          By: /s/ OTTO L. KEETON
                                            ------------------------------------
                                              Otto L. Keeton
                                              President

                                          Attest: /s/ THOMAS J. NOE
                                              ----------------------------------
                                                  Thomas J. Noe
                                                  Chief Financial Officer
(SEAL)

                                                                         ANNEX B

September 25, 1998

Board of Directors
Enterprise Federal Bancorp, Inc.
7810 Tylersville Square Drive
West Chester, Ohio 45069

Dear Lady and Gentlemen:

     You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Enterprise Federal Bancorp, Inc. ("Enterprise" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Fifth Third Bancorp ("Fifth Third"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     Pursuant to the Affiliation Agreement, dated September 25,1998, by and among the Company and Fifth Third (the "Agreement"), at the effective time of the Merger, Fifth Third will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of Fifth Third common stock based on an exchange ratio of .68516 shares of Fifth Third common stock for each share of Company common stock.

     In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's 1994 Stock Option Plan will receive merger consideration as described in Section I-C.2. of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

     Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

     In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) Annual Reports, Proxy Statements and Form 10-Ks for the years ended September 30, 1995, 1996 and 1997,
(ii) Form 10-Qs for the quarters ended December 31, 1997, March 31, 1998, and June 30, 1998 and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Enterprise Federal Savings Bank, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

     For Fifth Third, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the fiscal years ended December 31, 1997, 1996, and 1995, 10-Qs for the quarters ended March 31, 1998 and June 30, 1998 and certain other information deemed relevant. We also discussed with senior management of Fifth Third, the current position and prospective outlook for Fifth Third.

     For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and Fifth Third and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential

Board of Directors
Enterprise Federal Bancorp, Inc.
September 25, 1998
Page 2

and/or contingent liabilities of the Company or Fifth Third. We have further relied on the assurances of management of the Company and Fifth Third that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

     In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

     Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

     Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

     This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Charles Webb & Company,
a Division of Keefe, Bruyette, & Woods, Inc.

Board of Directors
Enterprise Federal Bancorp, Inc.
September 25, 1998
Page 2

                                                                         ANNEX C

                               OHIO REVISED CODE
                    TITLE XVII CORPORATIONS -- PARTNERSHIPS
                     CHAPTER 1701: GENERAL CORPORATION LAW

SEC. 1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or

Board of Directors
Enterprise Federal Bancorp, Inc.
September 25, 1998
Page 2



the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Second Amended Articles of Incorporation or Code of Regulations of Fifth Third.

     The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                                                               PAGE NUMBER
                                                                              IN SEQUENTIAL
DOCUMENT                                                      EXHIBIT       NUMBERING SYSTEM
--------                                                      -------       ----------------
Affiliation Agreement (excluding exhibits) dated                2.1      Included in Annex A
as of September 25, 1998 by and between Fifth Third Bancorp
and Enterprise Federal Bancorp, Inc.
Seconded Amended Articles of Incorporation of Fifth Third       3.1      Incorporated by
Bancorp, as amended                                                      Reference(1)
Code of Regulations of Fifth Third Bancorp, as amended          3.2      Incorporated by
                                                                         Reference(1)
Form of opinion of counsel employed by Fifth Third Bancorp      5
  as to
the legality of the securities being issued
1998 Annual Report to Shareholders of Fifth Third Bancorp      13.1      Incorporated by
                                                                         Reference
Subsidiaries of Fifth Third Bancorp                            21        Incorporated by
                                                                         Reference(2)
Consent of Deloitte & Touche LLP                               23.1
Consent of Grant Thornton LLP                                  23.2
Consent of Charles Webb & Company                              23.3
Consent of counsel employed by Fifth Third Bancorp             23.4      Included in Exhibit 5
A power of attorney where various individuals authorize        24
the signing of their names to any and all amendments to this
Registration Statement and other documents submitted in
connection herewith is contained on the first page of the
signature pages following Part II of this Registration
Statement
Form of Fairness Opinion of Charles Webb & Company             99.1      Included in Annex B
(set forth in Annex C to the Proxy Statement/Prospectus
included in this Registration Statement)
Form of Proxy Card                                             99.2
Form of Letter to Enterprise Shareholders                      99.3
Form of Notice of Special Meeting of Enterprise Shareholders   99.4
Form of Acquiring Person Statement                             99.5      Included in Annex D
(set forth in Annex D to the Proxy Statement/Prospectus
including this Registration Statement)

---------------

(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1998.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 16, 1999.


                                          FIFTH THIRD BANCORP

                                          By: /s/ GEORGE A. SCHAEFER, JR.

                                            ------------------------------------
                                              George A. Schaefer, Jr.
                                              President and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement (and to any Registration Statement filed pursuant to Rule 462 under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.                         Date: February 16, 1999
---------------------------------------------
George A. Schaefer, Jr. President and Chief
Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                  Date: February 16, 1999
---------------------------------------------
Neal E. Arnold
Chief Financial Officer, Executive Vice
President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                   Date: February 16, 1999
---------------------------------------------
Roger W. Dean
Controller

Directors of the Company:

/s/ DARRYL F. ALLEN                            Date: February 16, 1999
---------------------------------------------
Darryl F. Allen

/s/ JOHN F. BARRETT                            Date: February 16, 1999
---------------------------------------------
John F. Barrett

/s/ GERALD V. DIRVIN                           Date: February 16, 1999
---------------------------------------------
Gerald V. Dirvin
---------------------------------------------
Thomas B. Donnell

/s/ RICHARD T. FARMER                          Date: February 16, 1999
---------------------------------------------
Richard T. Farmer

/s/ JOSEPH H. HEAD, JR.                        Date: February 16, 1999
---------------------------------------------
Joseph H. Head, Jr.

/s/ JOAN R. HERSCHEDE                          Date: February 16, 1999
---------------------------------------------
Joan R. Herschede

/s/ ALLEN M. HILL                              Date: February 16, 1999
---------------------------------------------
Allen M. Hill

---------------------------------------------
William G. Kagler

/s/ JAMES D. KIGGEN                            Date: February 16, 1999
---------------------------------------------
James D. Kiggen

/s/ JERRY L. KIRBY                             Date: February 16, 1999
---------------------------------------------
Jerry L. Kirby

/s/ MITCHEL D. LIVINGSTON                      Date: February 16, 1999
---------------------------------------------
Mitchel D. Livingston, Ph.D.

/s/ ROBERT B. MORGAN                           Date: February 16, 1999
---------------------------------------------
Robert B. Morgan

/s/ DAVID E. REESE                             Date: February 16, 1999
---------------------------------------------
David E. Reese

/s/ JAMES E. ROGERS                            Date: February 16, 1999
---------------------------------------------
James E. Rogers

/s/ BRIAN H. ROWE                              Date: February 16, 1999
---------------------------------------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                         Date: February 16, 1999
---------------------------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.                             Date: February 16, 1999
---------------------------------------------
John J. Schiff, Jr.

/s/ DONALD B. SHACKELFORD                           Date: February 16, 1999
---------------------------------------------
Donald B. Shackelford

/s/ DENNIS J. SULLIVAN, JR.                         Date: February 16, 1999
---------------------------------------------
Dennis J. Sullivan, Jr.

/s/ DUDLEY S. TAFT                                  Date: February 16, 1999
---------------------------------------------
Dudley S. Taft